FLINT RIVER BANCSHARES, INC.
260 Highway 19 North
Camilla, Georgia 31730
(229) 336-5666

[__________], 2005

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders, which will be held at 4:00 p.m. on [__________], 2005, at 260 Highway 19 North, Camilla, Georgia 31730. I hope that you will be able to attend the meeting, and I look forward to seeing you.

At the meeting, shareholders will vote on a proposed amendment to our articles of incorporation (the “Articles of Amendment”). The Articles of Amendment provide for the reclassification of shares (the “Reclassification”) of our common stock held by shareholders who are the record holders of 200 or fewer shares of common stock into shares of preferred stock, on the basis of one share of preferred stock for each share of common stock held by such shareholders. Shareholders receiving preferred stock in the Reclassification will receive no additional consideration for their common shares. All other shares of common stock will remain outstanding and will be unaffected by the Reclassification.

Generally, the preferred stock has a dividend and liquidation preference compared to our common stock and participates equally and votes with the common stock in a sale or change in control of the Company; however, the preferred stock will not have voting rights with respect to any other matter subject to a vote of shareholders.

The primary effect of the Reclassification will be to reduce our total number of record holders of common stock to below 300. As a result, we will terminate the registration of our common stock under federal securities laws, which will allow us to realize significant cost savings because we will no longer have reporting obligations under the Securities Exchange Act of 1934 (the “Securities Exchange Act”).

Our principal reasons for effecting the Reclassification are the estimated direct and indirect savings of approximately $200,000 per year that we expect to experience as a result of the deregistration of our common stock under the Securities Exchange Act. We also believe that our shareholders have not benefited proportionately from the costs relating to the registration of our common stock, principally as a result of the thin trading market for our stock.

We plan to effect the Reclassification by filing the Articles of Amendment as soon as possible after we obtain shareholder approval to do so. This date will also serve as the record date for determining the ownership of shares for purposes of the Reclassification.

The board of directors has established [__________], 2005 as the record date for determining shareholders who are entitled to notice of the special meeting and to vote on the matters presented at the meeting. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and return it in the envelope provided in time for it to be received by [__________], 2005. If you attend the meeting, you may vote in person, even if you have previously returned your proxy card.

Our shareholders are entitled to statutory dissenters’ rights with respect to the Reclassification. If our shareholders approve the proposed Articles of Amendment, shareholders who elect to dissent from approval of the Articles of Amendment are entitled to receive the “fair value” of their shares of common stock if they comply with the provisions of Article 13 of the Georgia Business Corporation Code regarding the rights of dissenting shareholders. To initiate the exercise of dissenters’ rights, a shareholder must deliver written notice of intent to demand payment for his or her shares prior to the shareholder vote on the Reclassification and not vote in favor of the Reclassification. While we do not currently have an estimate of the fair value of our common stock, in the event that shareholders exercise dissenters’ rights, we may determine the fair value by reference to the price paid in recent trades of our common stock. Alternatively, we may hire an expert to render an appraisal of the value of our common stock as of the effective date of the Reclassification.

The board of directors has determined that the Reclassification is fair to Flint River’s unaffiliated shareholders and has voted in favor of the approval of the Articles of Amendment. On behalf of the board of directors, I urge you to vote FOR approval of the Articles of Amendment.

Sincerely,

/s/ Gerald E. Lewis
Chief Executive Officer

FLINT RIVER BANCSHARES, INC.
260 Highway 19 North
Camilla, Georgia 31730
(229) 336-5666

NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [__________], 2005

A special meeting of shareholders of Flint River Bancshares, Inc. will be held at 4:00 p.m. on [__________], 2005, at 260 Highway 19 North, Camilla, Georgia 31730, for the following purposes:

(1)
To vote on a proposed amendment to the articles of incorporation (the “Articles of Amendment”) of Flint River Bancshares, Inc., which provides for the reclassification of shares (the “Reclassification”) of Flint River common stock held by shareholders who are the record holders of 200 or fewer shares of common stock into shares of Flint River Bancshares Series A Preferred Stock, on the basis of one share of Series A Preferred Stock for each share of common stock held by such shareholders. The text of the Articles of Amendment is set forth in Appendix A to the enclosed proxy statement; and

(2)	To transact any other business as may properly come before the meeting or any adjournment of the meeting.

The board of directors recommends that you vote FOR the above proposal.

Flint River’s shareholders are entitled to statutory dissenters’ rights with respect to the Reclassification. If Flint River’s shareholders approve the proposed Articles of Amendment, shareholders who elect to dissent from approval of the Articles of Amendment are entitled to receive the “fair value” of their shares of common stock if they comply with the provisions of Article 13 of the Georgia Business Corporation Code (the “Georgia Code”) regarding the rights of dissenting shareholders. We have attached a copy of Article 13 of the Georgia Code as Appendix B to the accompanying proxy statement.

The board of directors has set the close of business on [__________], 2005 as the record date for determining the shareholders who are entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.

We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting, that you mark, date, sign, and return the enclosed proxy card as soon as possible. Promptly returning your proxy card will help ensure the greatest number of shareholders are present whether in person or by proxy.

If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised.

By Order of the Board of Directors,

/s/ Gerald E. Lewis
Chief Executive Officer

[__________], 2005

FLINT RIVER BANCSHARES, INC.
260 Highway 19 North
Camilla, Georgia 31730
(229) 336-5666

PROXY STATEMENT
Special Meeting of Shareholders
To Be Held on [__________], 2005

The board of directors of Flint River Bancshares, Inc. (“Flint River” or the “Company”) is furnishing this proxy statement in connection with its solicitation of proxies for use at a special meeting of shareholders (the “Special Meeting”). At the meeting, shareholders will be asked to vote on a proposed amendment to our articles of incorporation (the “Articles of Amendment”) providing for the reclassification of certain shares (the “Reclassification”) of the Company’s common stock into preferred stock.

The Reclassification is designed to reduce the number of Flint River common shareholders of record to below 300, which will allow us to terminate the registration of our common stock under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). The board has determined that it is in the best interests of Flint River and our shareholders to effect the Reclassification because the Company will realize significant cost savings as a result of ending our reporting obligations under the Securities Exchange Act.

In the Reclassification, shareholders who are the record holders of 200 or fewer shares of Flint River common stock, $1.00 par value, will receive one share of Flint River Bancshares Series A Preferred Stock, no par value, for each share of common stock they own on the effective date of the Reclassification. All other shares of Flint River common stock will remain outstanding and will be unaffected by the Reclassification.

Generally, the preferred stock has limited voting rights, a dividend and liquidation preference to our common stock, and participates equally with the common stock in a sale or change in control of the Company.

This proxy statement provides you with detailed information about the proposed Reclassification. We encourage you to read this entire document carefully.

The board of directors has determined that the Reclassification is fair to Flint River’s unaffiliated shareholders and has approved the Articles of Amendment. The Reclassification cannot be completed, however, unless the Articles of Amendment are approved by the holders of a majority of the votes entitled to be cast on the proposal to approve the Articles of Amendment. The current directors and executive officers of Flint River hold approximately 30.9% of the outstanding shares and have indicated that they intend to vote their shares in favor of the Articles of Amendment.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the Reclassification or the transactions contemplated thereby or has determined if this proxy statement is truthful or complete. The SEC has not passed upon the fairness or merits of the Reclassification or the transactions contemplated thereby, nor upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

The date of this proxy statement is [__________], 2005. We first mailed this proxy statement to the shareholders of Flint River on or about that date.

IMPORTANT NOTICES

Neither our common stock nor our preferred stock is a deposit or bank account and is not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency.

We have not authorized any person to give any information or to make any representations other than the information and statements included in this proxy statement. You should not rely on any other information. The information contained in this proxy statement is correct only as of the date of this proxy statement, regardless of the date it is delivered or when the Reclassification is effected. By accepting receipt of this proxy statement, you agree not to permit any reproduction or distribution of its contents in whole or in part.

We will update this proxy statement to reflect any factors or events arising after its date that individually or together represent a material change in the information included in this document.

We make forward-looking statements in this proxy statement that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or our performance after the Reclassification is accomplished. When we use words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” and similar expressions, we are making forward-looking statements that are subject to risks and uncertainties. Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors include:

(1)	changes in economic conditions, both nationally and in our primary market area;

(2)	changes in governmental monetary and fiscal policies, as well as legislative and regulatory changes;

(3)	the effect of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements;

(4)	the effects of competition from other financial service providers operating in our primary market area and elsewhere; and

(5)	the failure of assumptions underlying the establishment of reserves for possible loan losses and estimations of values of collateral and various financial assets and liabilities.

The words “we,” “our,” and “us,” as used in this proxy statement, refer to Flint River and its wholly-owned subsidiary, Flint River National Bank, collectively, unless the context indicates otherwise.

i

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APPENDIX A	ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION	A-1

APPENDIX B	ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION CODE	B-1

APPENDIX C	FINANCIAL STATEMENTS AND MANAGEMENT’S DISCUSSION AND ANALYSIS FOR THE SIX MONTHS ENDED JUNE 30, 2005	C-1

APPENDIX D	FINANCIAL STATEMENTS AND MANAGEMENT’S DISCUSSION AND ANALYSIS FOR THE YEAR ENDED DECEMBER 31, 2004	D-1

ii

SUMMARY TERM SHEET

The following is a summary of the material terms of the Articles of Amendment. This summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in or accompanying this proxy statement, including the financial information and appendices. We urge you to review the entire proxy statement and accompanying materials carefully.

❖
Structure of the Reclassification. The Articles of Amendment provide for the Reclassification of shares of Flint River common stock into shares of Series A Preferred Stock. In the Reclassification, shareholders who are the record holders of 200 or fewer shares of Flint River common stock, $1.00 par value, will receive one share of Series A Preferred Stock, no par value, for each share of Flint River common stock they own on the effective date of the Reclassification. Shareholders receiving preferred shares will receive no additional consideration for their common shares. All other shares of Flint River common stock will remain outstanding and will be unaffected by the Reclassification.

❖
Terms of the Series A Preferred Stock to be Issued in the Reclassification. Our board has designated 50,000 shares of our authorized stock as Series A Preferred Stock. The terms of the Series A Preferred Stock provide as follows:

w
Voting Rights: Unlike the common stock, the Series A Preferred Stock will not have voting rights except under very limited circumstances. Except as provided by law, holders of Series A Preferred Stock are entitled to vote only upon proposals for a consolidation or merger of the Company, a share exchange, or a sale, lease, exchange or transfer of all or substantially all of the Company’s assets (a “Change in Control”) and upon which holders of our common stock are entitled to vote. For those matters on which holders of Series A Preferred Stock are entitled to vote, such holders have the right to one vote for each share held, and are entitled to receive notice of any shareholders’ meeting held to act upon such matters in accordance with the bylaws of the Company. When voting on a proposed Change in Control, the holders of Series A Preferred Stock vote together with the holders of common stock and not as a separate class.

w
Rank: The Series A Preferred Stock ranks senior to our common stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company. The relative rights and preferences of the Series A Preferred Stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other series or classes of stock and equity securities designated by the board of directors. The Series A Preferred Stock is junior to indebtedness issued from time to time by the Company, including notes and debentures.

w
Dividend Rights: Holders of Series A Preferred Stock are entitled to a preference in the distribution of dividends, when and if declared and paid by the Company, so that holders of the Series A Preferred Stock are entitled to receive dividends in an amount not less than that paid on common shares prior to the receipt of dividends by the holders of common stock. The Company is not required to pay any dividends on the Series A Preferred Stock, and has the right to waive the declaration or payment of dividends. Any dividends waived by the Company will not accumulate to future periods and will not represent a contingent liability of the Company.

w
Perpetual Stock: The Series A Preferred Stock is perpetual stock, which means stock that does not have a maturity date, cannot be redeemed at the option of the holder, and has no other provisions that will require future redemption of the issue.

w
Conversion Rights: The shares of Series A Preferred Stock automatically convert to shares of common stock upon a Change in Control, with each share of Series A Preferred Stock convertible into one share of common stock.

w
Liquidation Rights: Holders of Series A Preferred Stock are entitled to a preference in the distribution of assets of the Company in the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, equal to the greater of the book value per share, the amount per share to be paid to common shareholders, or $10.00 per share.

w
Preemptive Rights: Holders of Series A Preferred Stock do not have any preemptive rights to purchase any additional shares of Series A Preferred Stock or shares of any other class of capital stock of the Company that may be issued in the future.

w
Antidilution Adjustments: If the number of our outstanding shares of common stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or any other company, by reason of any merger, consolidation, liquidation, reclassification, recapitalization, stock split up, combination of shares or stock dividend, an appropriate adjustment shall be made by the board of directors in the number and relative terms of the Series A Preferred Stock.

w	Redemption Rights: Holders of Series A Preferred Stock have no right to require that the Company redeem their shares.

See page 43 for more information regarding the terms of the Series A Preferred Stock.

❖	The Following Table Compares the Rights of Our Common Stock to the Rights of the Series A Preferred Stock:

	Rights of Common Stock	Rights of Series A Preferred Stock

Voting Rights	Common shareholders can vote on any matter subject to shareholder approval.	Except as provided by law, holders of Series A Preferred Stock are entitled to vote only upon proposals for a Change in Control of the Company.

Dividend Rights
Holders of common stock are subordinate to holders of Series A Preferred Stock in the distribution of dividends, when and if declared and paid by the Company, so that holders our commons stock are not entitled to receive dividends unless such dividends are paid in full on the Series A Preferred Stock prior to the receipt of dividends by the holders of common stock.

Holders of Series A Preferred Stock are entitled to a preference in the distribution of dividends, when and if declared and paid by the Company, so that holders of the Series A Preferred Stock are entitled to receive dividends in an amount not less than that paid on common shares prior to the receipt of dividends by the holders of common stock.

Conversion Rights	The common stock does not have conversion rights.	The shares of Series A Preferred Stock automatically convert to shares of common stock upon a Change in Control, with each share of Series A Preferred Stock convertible into one share of common stock.

Liquidation Rights	Holders of common stock have no liquidation preference in the distribution of assets of the Company in the event of any liquidation, dissolution or winding-up of the Company.
Holders of Series A Preferred Stock are entitled to a preference in the distribution of assets of the Company in the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, equal to the greater of the book value per share, the amount per share to be paid to common shareholders, or $10.00 per share.

❖
Series A Preferred Stock Issued in Reliance on Exemption from Registration. We are issuing the shares of Series A Preferred Stock without registration under the Securities Act of 1933 in reliance on an exemption under Section 3(a)(9) of the Securities Act for the exchange by a company of any security with its existing shareholders exclusively, where no commission or other remuneration is paid or given directly or indirectly for solicitation the exchange. We believe that exemption is available to the Reclassification because we are only issuing the Series A Preferred Stock to our holders of common stock, and to no other persons or entities. Further, we are not paying any commission or other remuneration for soliciting the exchange. See page 32 for additional information.

❖
Determination of Shares “Held of Record.” Because SEC rules require that we count “record holders” for purposes of determining our reporting obligations, the Reclassification is based on shares held of record without regard to the ultimate control of the shares. A shareholder “of record” is the shareholder whose name is listed on the front of the stock certificate, regardless of who ultimately has the power to vote or sell the shares. For example, if a shareholder holds separate certificates individually; as a joint tenant with someone else; as trustee; and in an IRA, those four certificates represent shares held by four different record holders, even if a single shareholder controls the voting or disposition of those shares. Similarly, shares held by a broker in “street name” on a shareholder’s behalf are held of record by the broker.

As a result, a single shareholder with more than 200 shares held in various accounts could receive Series A Preferred Stock in the Reclassification for all of his or her shares if those accounts individually hold 200 or fewer shares. To avoid this, the shareholder may either consolidate his or her ownership into a single form of ownership representing more than 200 shares, or acquire additional shares in the market prior to the effective date of the Reclassification.

Additionally, a shareholder who holds 200 or fewer shares of common stock through a broker may be unaffected by the Reclassification if the broker holds an aggregate of more than 200 shares.

❖	Effects of the Reclassification on Flint River. As a result of the Reclassification:

w
Our number of common shareholders of record, measured as of October 1, 2005, will be reduced from approximately 479 to approximately 230, and the number of outstanding shares of Flint River common stock will decrease from 627,737 to approximately 596,640, resulting in a decrease in the number of shares of our common stock that will be available for purchase and sale in the market.

w	We estimate that approximately 31,097 shares of Series A Preferred Stock will be issued in connection with the Reclassification.

w
We will be entitled to terminate the registration of our common stock under the Securities Exchange Act, which will mean that we will no longer be required to file reports with the SEC or be classified as a public company. Additionally, our executive officers, directors and other affiliates will no longer be subject to many of the reporting requirements and restrictions of the Securities Exchange Act, and information about their compensation and stock ownership will not be publicly available.

w	We will eliminate the direct and indirect costs and expenses associated with our registration under the Securities Exchange Act, which we estimate will be approximately $200,000 on an annual basis.

w	We estimate that professional fees and other expenses related to the Reclassification will be approximately $100,000, which we intend to pay with existing working capital.

w
Basic loss per share on a pro forma basis will increase from $0.54 per share to $0.57 per share for the six months ended June 30, 2005, and will increase from $1.12 to $1.18 for the year ended December 31, 2004. Diluted loss per share will not change from $0.54 per share for the six months ended June 30, 2005 or from $1.12 per share for the year ended December 31, 2004 since the Series A Preferred Stock will be considered common stock equivalents in the computation of diluted loss per share.

w
Book value per common equivalent share, which includes the Series A Preferred Stock, will decrease on a pro forma basis from $7.77 to $7.61 as of June 30, 2005, and will decrease from $8.34 to $8.18 as of December 31, 2004.

w	Consolidation of management ownership (from approximately 41.2% to approximately 43.4% of shares outstanding).

A more detailed description of these effects and the effects of the Reclassification on our affiliates and shareholders generally, including those receiving Series A Preferred Stock and those retaining common stock, begins on page 14.

❖	Reasons for the Reclassification. Our principal reasons for effecting the Reclassification are:

w
The direct and indirect cost savings of approximately $200,000 per year that we expect to experience as a result of the deregistration of our common stock under the Securities Exchange Act and the anticipated decrease in expenses relating to servicing a relatively large number of shareholders holding small positions in our common stock; and

w	Our belief that our shareholders have not benefited proportionately from the costs relating to the registration of our common stock, principally as a result of the thin trading market for our stock.

See page 13 for more detailed information.

❖
Fairness of the Reclassification. In the course of determining that the Reclassification is fair to unaffiliated shareholders, including both unaffiliated shareholders who will continue to hold shares of common stock as well as those shareholders whose shares of common stock will be reclassified into shares of Series A Preferred Stock, the board and each of our the affiliates considered a number of positive and negative factors affecting these groups of shareholders in making their determinations. These factors include:

w	All shareholders will continue to hold an equity interest in the Company, and no shareholder will be forced to involuntarily liquidate his or her equity interest in the Company;

w
As a result of the Reclassification, public information concerning the Company will be reduced which could adversely affect the already limited market liquidity of our common stock and result in limited liquidity for the Series A Preferred Stock;

w	The Reclassification will have no effect on diluted loss per share for the six months ended June 30, 2005 or the year ended December 31, 2004;

w	Book value per common equivalent share will decrease approximately 2.1% from $7.77 to $7.61 on a pro forma basis as of June 30, 2005;

w	The Reclassification will not be a taxable event for any shareholders;

w	The advantages and disadvantages of the rights, preferences and limitations of the Series A Preferred Stock balance in comparison to the relative rights of our common stock; and

w	Any shareholder may liquidate his or her shares of common stock at fair value through the exercise of dissenters’ rights.

See page 24 for more detailed information regarding the fairness of the Reclassification.

❖
Filing Persons’ Conflicts of Interest with Respect to the Reclassification. Each of the filings persons has a conflict of interest with respect to the Reclassification because they are in a position to structure the Reclassification in a way that benefits the interests of the filings persons differently than the interests of the unaffiliated shareholders. As described under “—Effects of Reclassification on Affiliates” on page , the Reclassification will have various positive effects on the filings persons, each of whom is an affiliate, that it will not have on unaffiliated shareholders. In particular, we anticipate that no shares of common stock held by our affiliates will be reclassified to Series A Preferred Stock in the Reclassification. Since there will be fewer outstanding shares of common stock after the Reclassification, the affiliates will own a larger relative percentage of the outstanding common stock after the Reclassification, and the common stock will continue to have voting rights as compared to the Series A Preferred Stock, which will have limited voting rights. We estimate that the affiliates’ aggregate beneficial ownership of our outstanding common stock will increase from 41.2% to 43.4%.

❖
Effectiveness of the Reclassification. The Reclassification will not be effected unless and until Flint River’s shareholders approve the Articles of Amendment. Assuming this occurs, as shortly thereafter as is practicable, Flint River will file the Articles of Amendment with the Georgia Secretary of State and thereby effect the Reclassification. We anticipate that the Reclassification will be effected in the fourth quarter of 2005. See page 31 for more detailed information.

❖	Effects of the Reclassification on Affiliates. The effects of the Reclassification on our affiliates include the following:

•	Information about our affiliates’ compensation and stock ownership will no longer be publicly available.

•	The percentage of beneficial ownership of Flint River common stock held by our directors and executive officers as a group will increase slightly, from approximately 41.2% to approximately 43.4%

•
Our affiliates will no longer be subject to liability under Section 18 of the Securities Exchange Act for making false or misleading statements in any of the Company’s filings under the Securities Exchange that is affects the Company’s stock price.

•	Our affiliates will be deprived of the ability to dispose of their shares under Rule 144 of the Securities Act of 1933, which provides a “safe harbor” for resales of stock by affiliates of an issuer.

❖	Effects of the Reclassification on Unaffiliated Shareholders. The effects of the Reclassification on our unaffiliated shareholders include the following:

•	Unaffiliated shareholders will have less legally-mandated access to information about the Company’s business and results of operations than they had prior to the Reclassification.

•
Since the Company will no longer be required to file any reports under the Securities Exchange Act, our unaffiliated shareholders will no longer be afforded the protections under Section 18 with respect to false or misleading statements in such reports.

❖	Effects of the Reclassification on Shareholders Receiving Series A Preferred Stock. The effects of the Reclassification on shareholders receiving Series A Preferred Stock include the following

•	The shareholders receiving preferred stock will have a preference to the holders of common stock in the distribution of any dividend by the Company.

•
The shareholders receiving preferred stock will have their shares automatically converted into shares of common stock upon a change in control of the Company, on the basis of one share of common stock for each share of preferred stock, and thus will participate equally with the holders of common stock in any sale of the Company.

•	The shareholders receiving preferred stock will have a preference to holders of common stock upon any liquidation of the Company.

•
The shareholders receiving preferred stock will be entitled to vote only upon a change in control of the Company. Holders of Series A Preferred Stock will not be entitled to vote on the election of directors.

❖	Effects of the Reclassification on Remaining Common Shareholders. The effects of the Reclassification on shareholders retaining common stock include the following

•	Shareholders continuing to own common stock will have relatively increased voting control over the Company because the number of outstanding shares of common stock will be reduced.

•	Shareholders continuing to own common stock will have decreased access to information.

•
Shareholders continuing to own common stock will be at a disadvantage compared to holders of preferred stock since holders of preferred stock will have preference in the distribution of any dividend by the Company and upon any liquidation of the Company.

❖	Effect of the Reclassification on Outstanding Options and Warrants. Outstanding options and warrants will not be affected by the Reclassification.

❖
Financing for the Reclassification. We intend to finance the Reclassification with current earnings. We expect the professional fees associated with the Reclassification to be approximately $85,000. See “Proposal: Approval of the Articles of Amendment—Source of Funds and Expenses” on page 33 for a description of the terms of the preferred securities.

❖
Dissenters’ Rights. Our shareholders are entitled to statutory dissenters’ rights with respect to the Reclassification. If our shareholders approve the proposed Articles of Amendment, shareholders who elect to dissent from approval of the Articles of Amendment are entitled to receive the “fair value” of their shares of common stock if they comply with the provisions of Article 13 of the Georgia Business Corporations Code regarding the rights of dissenting shareholders. To initiate the exercise of dissenters’ rights, a shareholder must deliver written notice of intent to demand payment for his or her shares prior to the shareholder vote on the Reclassification and not vote in favor of the Reclassification. See page 33 and Appendix B for additional information.

•
If shareholders exercise dissenters’ rights, we may determine the fair value of our common stock by reference to the prices paid in recent transactions in our common stock. Alternatively, we may hire an expert to appraise our common stock as of the effective date of the Reclassification.

QUESTIONS AND ANSWERS

Q:	Why did you send me this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your votes for use at a special meeting of shareholders.

This proxy statement summarizes information that you need to know in order to cast an informed vote at the meeting. However, you do not need to attend the special meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We first sent this proxy statement, notice of the special meeting and the enclosed proxy card on or about [__________], 2005 to all shareholders entitled to vote. The record date for those entitled to vote is [__________], 2005. On that date, there were 627,737 shares of our common stock outstanding. Shareholders are entitled to one vote for each share of common stock held as of the record date.

Q:	What is the time and place of the special meeting?

A:	The special meeting will be held on [__________], 2005, at 260 Highway 19 North, Camilla, Georgia 31730, at 4:00 p.m. Eastern Time.

Q:	Who may be present at the special meeting and who may vote?

A:
All holders of our common stock may attend the special meeting in person. However, only holders of our common stock of record as of [__________], 2005 may cast their votes in person or by proxy at the special meeting.

Q:	What is the vote required?

A:
The proposal to approve the Articles of Amendment must receive the affirmative vote of the holders of a majority of the votes entitled to be cast.  If you do not vote your shares, either in person or by proxy, or if you abstain from voting on the proposal, it has the same effect as if you voted against the proposal to approve the Articles of Amendment. In addition, if your shares are held in a brokerage account and you do not instruct your broker on how to vote on the proposal, your broker will not be able to vote for you. This will have the same effect as a vote against the proposal to approve the Articles of Amendment.

Q:	What is the recommendation of our board of directors regarding the proposal?

A:
Our board of directors has determined that the Articles of Amendment are fair to our unaffiliated shareholders and that approval is advisable and in the best interests of Flint River and its shareholders as a whole. Our board of directors has therefore approved the Articles of Amendment and all transactions contemplated thereby and recommends that you vote “FOR” approval of the Articles of Amendment.

Q:	What do I need to do now?

A:	Please sign, date, and complete your proxy card and promptly return it in the enclosed, self-addressed, prepaid envelope so that your shares can be represented at the special meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:
Yes. Just send by mail a written revocation or a new, later-dated, completed and signed proxy card before the special meeting, or attend the special meeting and vote in person. You may not change your vote by facsimile or telephone.

Q:	If my shares are held in “street name” by my broker, how will my shares be voted?

A:
Following the directions that your broker will mail to you, you may instruct your broker how to vote your shares. If you do not provide any instructions to your broker, your shares will not be voted on the proposal to approve the Articles of Amendment.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:
No. Because any shares you may hold in street name will be deemed to be held by a different shareholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust, or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity, and shares held in an IRA must be voted under the rules governing the account.

Q:	If I am receiving Series A Preferred Stock in the Reclassification, when will I get my stock?

A:
After the special meeting and the closing of the transaction, we will mail you instructions on how to exchange your Flint River common stock certificate(s) for Series A Preferred Stock. After you sign the forms provided and return your stock certificate(s), we will send you your Series A Preferred Stock.

Q:	I do not know where my stock certificate is. How will I get my Series A Preferred Stock?

A:
The materials we will send you will include an affidavit that you will need to sign attesting to the loss of your certificate. We will require that you provide a bond to cover any potential loss to Flint River.

Q:	Will I have dissenters’ rights in connection with the Reclassification?

A:	Yes. Please see page 33 and Appendix B for a discussion of dissenters’ rights in connection with the Reclassification.

Q:	What if I have questions about Reclassification or the voting process?

A:
Please direct any questions about the Reclassification or the voting process to our Chief Executive Officer, Gerald E. Lewis, at our main office located at 260 Highway 19 North, Camilla, Georgia 31730, telephone (229) 336-5666.

SPECIAL FACTORS

Purpose of the Reclassification

The Company became subject to the reporting requirements of the Securities Exchange Act when our Registration Statement on Form SB-2 became effective in April 2004. The primary purpose of the Reclassification is to enable us to terminate the registration of our common stock under Section 15(d) of the Securities Exchange Act. Although we intend to keep our common and preferred shareholders informed as to our business and financial status after the Reclassification, we anticipate that deregistration will enable us to save significant legal, accounting and administrative expenses relating to our public disclosure and reporting requirements under the Securities Act. As a secondary matter, it is likely to decrease the administrative expense we incur in connection with soliciting proxies for routine special meetings of shareholders since the preferred stock will have limited voting rights.

After the Reclassification, we intend to keep our common and preferred shareholders informed about our business and financial condition by delivering annual audited financial statements. Moreover, our business operations are primarily conducted through our banking subsidiary, Flint River National Bank (the “Bank”), which is required to file quarterly financial reports with the FDIC. These reports are available online at www.fdic.gov.

As of October 1, 2005, Flint River had approximately 479 common shareholders of record, but approximately 95% of the outstanding shares as of that date were held by fewer than 230 shareholders. Additionally, of our 479 common shareholders, approximately 51.8% hold fewer than 200 shares. As a result, there is a limited market for Flint River’s shares and the board of directors believes there is little likelihood that a more active market will develop. However, because we have more than 300 shareholders of record and our common stock is registered under Section 15(d) of the Securities Exchange Act, we are required to comply with the disclosure and reporting requirements under the Securities Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). These requirements include preparing and filing current and periodic reports with the SEC regarding our business, financial condition, board of directors and management team;, having these reports reviewed by outside counsel and independent auditors; and documenting our internal controls in preparation for an audit to be filed with the SEC.

We are required to comply with many of the same securities law requirements that apply to large public companies with substantial compliance resources. Our resources are more limited, however, and these compliance activities represent a significant administrative and financial burden to a company of our relatively small size and market capitalization. We also incur less tangible but nonetheless significant expenditure of management’s time and attention which could otherwise be deployed toward revenue-enhancing activities. The cost of compliance is substantial, representing an estimated direct and indirect annual cost to us of approximately $200,000.

In light of the limited market for our common stock, we believe the termination of our status as an SEC-registered company will not have a significant impact on any future efforts by the Company to raise additional capital or to acquire other business entities. Moreover, we believe that our limited trading market and the resulting inability of our shareholders to realize the full value of their investment in our common stock through an efficient market has resulted in little relative benefit for our shareholders as compared to the costs of maintaining our registration.

In particular, as a non-SEC registered company, we will no longer be required to file annual reports on Form 10-KSB, quarterly reports on Form 10-QSB or proxy statements with the SEC. The Form 10-KSB and proxy statement rules require detailed disclosures regarding executive compensation, corporate governance and management stock ownership, which are not required in our financial reports to the FDIC or our audited financial statements. Additionally, we will no longer be required to include management’s discussion and analysis of our financial results in annual reports to shareholders or financial reports to the FDIC. We incur substantial costs in management time and legal and accounting fees related to the preparation, review and filing of our periodic reports and proxy statements. As a result of the elimination of these disclosure and reporting requirements we estimate we will save approximately $30,000 per year in management time and $85,000 per year in legal and accounting fees.

Furthermore, as a non-SEC registered company, we will not be required to comply with Section 404 of the Sarbanes-Oxley Act, which would require that we document, test and assess our internal control structure and that our external auditors report on management’s assessment of our internal control structure. These requirements would become effective for our fiscal year ending 2006. As a result of our limited personnel resources, we anticipate that we would need to engage an outside consultant and hire an additional experienced accountant to assist management in documenting and testing our internal control structure. Additionally, we estimate that our external audit fees will increase as a result of Section 404 because our external auditors will be required to perform additional audit procedures in order to report on management’s assessment of our internal control structure. We also anticipate we would incur additional legal fees for advice related to compliance with Section 404. We estimate that we would incur approximately $180,000 annually in consulting, compensation, accounting and legal expenses related to compliance with Section 404 of the Sarbanes-Oxley Act. If we deregister our common stock prior to the effective date of Section 404 of the Sarbanes- Oxley Act, we will not incur these expenses.

The Reclassification is designed to reduce the number of Flint River’s common shareholders of record to below 300, which will enable us to terminate our registration under the Securities Exchange Act. Given the compliance costs related to our registration under the Securities Exchange Act and the lack of an organized trading market for Flint River’s common stock, the board of directors believes Flint River receives little relative benefit from being registered under the Securities Exchange Act. We believe the Reclassification will provide a more efficient means of using our capital to benefit our shareholders by allowing us to save significant administrative, accounting, and legal expenses incurred in complying with disclosure, reporting and compliance requirements under the Securities Exchange Act as well as the Sarbanes-Oxley Act.

Additionally, the Reclassification will give all of our shareholders the opportunity to retain an equity interest in Flint River and therefore to participate in any future growth and earnings of the Company and in any future value received as a result of the sale of the Company.

Alternatives Considered

In making our determination to proceed with the Reclassification, we considered other alternatives. We rejected these alternatives because we believed the Reclassification would be the simplest and most cost-effective manner in which to achieve the purposes described above. These alternatives included:

Cash-Out Merger. The board considered the reorganization of the Company through a merger with a new corporation formed solely to effect a reorganization. In a cash-out merger, shareholders owning 200 or fewer shares of Flint River common stock would have received cash equal to the fair value of the common stock in exchange for their shares, and all other shares of Flint River common stock would have remained outstanding. Accordingly, a cash-out merger would not offer all shareholders an opportunity to retain an equity interest in Flint River, to participate in future growth and earnings of the Company, or to benefit from any future value received as a result of the sale of the Company. Additionally, the receipt of cash in exchange for shares of common stock, generally, would be a taxable event for those shareholders receiving cash.

Moreover, the board was concerned that those shareholders receiving cash based on the current value of the Company (which is not yet cumulatively profitable) may be deprived of the potential increase in value of the Company’s common stock that the board believes may occur after the Company becomes cumulatively profitable. The Company has yet to realize a profit on a month-to-month basis and has not recovered its cumulative losses related to the organization and start-up of the Company. The Company anticipates that it will recover all of these losses and become cumulatively profitable during fiscal year 2008.

Additionally, based on the number of shares held by shareholders holding 200 or fewer shares of record, management estimated that a cash-out merger could have cost up to $400,000. As a result, the board anticipated that the Company would have to incur debt to finance such a reorganization, which could potentially weaken the Company’s regulatory capital position. The board believes it is important to maintain a strong capital position in order to support the Company’s anticipated future growth. Additionally, the reorganization of the Company through a cash-out merger would require approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”). In light of the fact that the Company is less than two years old and is not yet cumulatively profitable, the board believed there was a risk that the Federal Reserve would not approve such a reorganization.

Based on the foregoing reasons the board rejected this alternative.

Reverse Stock Split. We considered declaring a reverse stock split at a ratio of 1-for-200, with cash payments to shareholders who would hold less than a whole share on a post-split basis. This alternative would also have the effect of reducing the number of shareholders, but would require us either to account for outstanding fractional shares after the transaction, engage in a forward stock split at the reverse split ratio, or pay cash to shareholders not holding an even multiple of 200 shares. The estimated cost of this alternative was approximately the same as the cash-out merger. This alternative would have also required the Company to incur debt to finance the repurchase of shares and to obtain regulatory approval from the Federal Reserve. A reverse stock split also would not have offered all shareholders an opportunity to retain an equity interest in Flint River. Accordingly, a reverse stock split was rejected for the same reasons as the cash-out merger alternative. Additionally, in view of the administrative inconvenience involved in the issuance of fractional shares or in adding the additional step of a forward stock split, and given the cost involved in redeeming additional fractional interests, the board rejected the reverse stock split alternative.

Issuer Tender Offer. We also considered an issuer tender offer to repurchase shares of our outstanding common stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. Additionally, if a sufficient number of shares were tendered, we estimate the cost of this alternative would be approximately the same as the cash-out merger. Therefore, this alternative also would require the Company to incur debt to finance. As a result, we also rejected this alternative.

Expense Reductions in Other Areas. While we might be able to offset the expenses relating to SEC registration by reducing expenses in other areas, we have not pursued such an alternative because there are no areas in which we could achieve comparable savings without adversely affecting a vital part of our business or impeding our opportunity to grow. Our most significant area of potential savings would involve personnel costs, and we are already thinly staffed. We believe the expense savings a reclassification would enable us to accomplish will not adversely affect our ability to execute our business plan, but will instead position us to execute it more efficiently. For these reasons, we did not analyze cost reductions in other areas as an alternative to the Reclassification.

Business Combination. We have neither sought nor received any proposals from third parties for any business combination transactions such as a merger, consolidation, or sale of all or substantially all of our assets. Our board did not seek any such proposals because these types of transactions are inconsistent with the narrower purpose of the proposed transaction, which is to discontinue our SEC reporting obligations. The board believes that by implementing a deregistration transaction, our management will be better positioned to focus its attention on our customers and the communities in which we operate and expenses will be reduced.

Maintaining the Status Quo. The board considered maintaining the status quo. In that case, we would continue to incur the significant expenses, as outlined below, of being an SEC-reporting company without the expected commensurate benefits. Thus, the board considered maintaining the status quo not to be in the best interests of the Company or its unaffiliated shareholders.

Background of the Reclassification

                Flint River has filed reports under the Securities Exchange Act since 2004. These reports include annual, quarterly and current reports presenting and analyzing Flint River’s business, financial condition, results of operations and management structure. The Sarbanes-Oxley Act has added several reporting and procedural requirements that have become effective at various points during the past two years. As a result of the Sarbanes-Oxley Act, we are subject to heightened compliance and documentation requirements in a variety of areas, including disclosure and internal controls, internal and external audit relationships, and the duties and qualifications of our board committees. We are also subject to expanded disclosure requirements relating to our corporate and trading activities. Compliance is expensive relative to our limited personnel resources and market capitalization. In addition to the substantial indirect costs in management time, costs associated with our reporting obligations include securities counsel fees, auditor fees, costs of printing and mailing shareholder documents, and specialized word processing and filing costs. We anticipate further increases resulting from the upcoming requirement under Section 404 of the Sarbanes-Oxley Act that we document, test and assess our internal control structure and that our external auditors report on management’s assessment of our internal control structure. See “—Reasons for the Reclassification” on page 13.

The board became aware of the additional cost associated with Sarbanes-Oxley compliance in late 2004. As a result of the expanding requirements under the Sarbanes-Oxley Act, in early 2005, the board of directors began to discuss generally the relative benefits and costs, both direct and indirect, relating to continuing the registration of Flint River’s common stock under the Securities Exchange Act. Our chief executive officer, Gerald E. Lewis, first learned of the possibility of taking the Company private at a risk management conference held in March 2005 and suggested pursuing a going private transaction to our board of directors at the March 2005 board meeting. The board of directors instructed the executive committee to research the matter further and report back at the April meeting. As a member of the executive committee, Mr. Lewis consulted with the Company’s accountants and legal counsel for advice on the possible structures of a going private transaction prior to the April 2005 board meeting. Mr. Lewis informed the board of the alternative structures that the Company could use to effect a going private at the April 19, 2005 board meeting. The board discussed these issues as well as specific cost estimates related to compliance with reporting obligations under the Securities Exchange Act, as summarized in “—Reasons for the Reclassification” on page and the alternatives described under “—Alternatives Considered” on page 10.

At the May 17, 2005 board meeting, the board reconsidered the advantages and disadvantages of a cash-out merger compared to a stock reclassification, as described under “—Alternatives Considered” on page 10. The board also discussed:

•	the benefits and disadvantages of the Reclassification as described below under “—Reasons for the Reclassification” and “—Potential Disadvantages of the Reclassification”; and

•
the effects of the Reclassification as described as described under “—Effects of the Reclassification on Flint River” on page 14, “—Effects of the Reclassification on Affiliates” on page 16 and “—Effects of the Reclassification on Shareholders Generally” on page 17.

The board determined that a reclassification was a better alternative than a cash-out merger because, unlike a cash-out merger, a reclassification (1) would allow all shareholders to maintain an equity interest in the Company, (2) would not require the Company to finance the purchase of any shares, and (3) would not require approval of the Federal Reserve. Accordingly, the board unanimously approved pursuing a stock reclassification rather than a cash-out merger.

The board considered whether shareholders receiving unregistered Series A Preferred Stock with no accompanying cash payment and limited voting rights would be treated fairly in the Reclassification. The board noted that such shareholders owned at most .03% of the Company’s outstanding shares prior to the Reclassification and did not have much influence on shareholder votes individually. The board also noted that there was a limited trading market for our common stock prior to the Reclassification and that being an SEC-registered company was not likely to materially enhance the chances of an active trading market developing. The board decided that the structure of the Reclassification was fair to shareholders receiving Series A Preferred Stock because the Company’s chances for increased profitability and therefore greater returns to all shareholders outweighed the benefits that the shareholders receiving Series A Preferred Stock enjoyed by holding registered, voting securities. The board also noted that shareholders owning Series A Preferred Stock could choose to exercise dissenters’ rights in this transaction and would receive the same consideration as common shareholders upon a change in control of the Company. The board did not consider hiring a financial advisor in to advise it in this transaction.

At the May 17, 2005 board meeting, pursuant to Article Two of the Company’s articles of incorporation, the board approved the terms of the Flint River Bancshares Series A Preferred Stock, which are described under “—Terms of the Series A Preferred Stock” on page 43, and authorized the executive officers of the Company to file articles of amendment to the Company’s articles of incorporation to establish such series of preferred stock. The board also unanimously approved articles of amendment to the Company’s articles of incorporation which provide for the reclassification of each share of the Company’s common stock held by a shareholder who is the record holder of 200 or fewer shares into a share of the Company’s Series A Preferred Stock.

At the May 17, 2005 board meeting, the board considered each of the factors described under “—Recommendation of the Board of Directors; Fairness of the Reclassification” on page 23. After a thorough discussion of these factors, the board, including those directors who are not employees of Flint River, determined that the Reclassification was fair from a substantive and procedural point of view to Flint River’s unaffiliated shareholders receiving preferred stock in the Reclassification and to those retaining their shares of common stock.

Reasons for the Reclassification

As described above in “—Purpose of the Reclassification,” the Reclassification will allow us to save the administrative, accounting and legal expenses incurred in complying with the disclosure and reporting requirements under the Securities Exchange Act and, secondarily, to decrease the administrative expense we incur in connection with soliciting proxies for routine annual meetings of shareholders since the preferred stock will have limited voting rights. We estimate that we will save approximately $200,000 per year in the following areas as a result of the reduction in the number of common shareholders and the elimination of registration of our common stock under the Securities Exchange Act:

Direct Costs
Legal fees	$35,000
Independent auditor fees	52,000
Accounting/internal controls consulting fees	80,000
Edgar conversion, printing and mailing expenses	3,000

Indirect Costs
Management and staff time	30,000

Total Costs	$200,000

We expect to save the following fees and expenses related to compliance with the requirements under Section 404 of the Sarbanes Oxley Act:

Consulting Fees	$45,000
Legal Fees	40,000
Independent Auditor Fees	65,000
Indirect Management and Staff Time	30,000
Total Estimated Savings	$180,000

As is noted above, we incur substantial indirect costs in management time spent on securities compliance activities. Although it is impossible to quantify these costs specifically, we estimate that our management and staff spend an average of approximately 10% of their time (equating to approximately nine days per quarter) on activities directly related to compliance with federal securities laws, such as preparing and reviewing SEC-compliant financial statements and periodic reports, maintaining and overseeing Flint River’s disclosure and internal controls, monitoring and reporting transactions and other data relating to insiders’ stock ownership, and consulting with external auditors and counsel on compliance issues. If we do not deregister our common stock, we estimate our management and staff will spend an additional nine days per quarter, or an average of 10% of their time, on activities related to compliance with Section 404 of the Sarbanes-Oxley Act.

In addition, our common stock is not listed on an exchange and has historically been very thinly traded. We do not enjoy sufficient market liquidity to enable our shareholders to trade their shares easily. We also do not have sufficient liquidity in our common stock to enable us to use it as potential acquisition currency. As a result, we do not believe that the registration of our common stock under the Securities Exchange Act has benefited our shareholders in proportion to the costs we have incurred, and expect to incur, as a result of this registration. Registering our stock under the Securities Act of 1933 was necessary to conduct our initial public offering, and we could not have raised our initial capital without doing so. The board now believes the costs associated with remaining an SEC-registered company far outweigh the benefits our shareholders enjoy by owning registered securities, and expects that deregistering will greatly expedite the Company’s goal of becoming cumulatively profitable and will ultimately lead to greater returns to all shareholders.

Effects of the Reclassification on Flint River

Based on information as of August 1, 2005, we believe that the Reclassification will reduce our number of common shareholders of record from approximately 479 to approximately 230. We estimate that approximately 31,097 shares held by 250 common shareholders of record will be exchanged for Series A Preferred Stock in the Reclassification. The number of outstanding shares of common stock as of October 1, 2005 will decrease from approximately 627,737 shares to approximately 596,640 shares. Accordingly, the already minimal liquidity of shares of Flint River common stock will be further reduced.

Our articles of incorporation currently authorize the issuance of 10,000,000 shares of common stock. The number of authorized shares of common stock will remain unchanged after completion of the Reclassification. After completion of the Reclassification, approximately 596,640 shares of our common stock will be issued and outstanding. We have no current plans, arrangements or understandings to issue any common stock except as options may be exercised pursuant to our stock option plans. In addition to the exchange of shares of our common stock for shares of our Series A Preferred Stock, we believe the Reclassification will have the following effects on the Company.

Positive Effects:

Elimination of Securities Exchange Act Registration. After the Reclassification, our common stock will not be registered under the Securities Exchange Act, nor will we be subject to the periodic reporting requirements or the proxy rules under the Securities Exchange Act. Additionally, we will maintain our existing internal control procedures but will not be required to document, test and report on our internal control structure as required by Section 404 of the Sarbanes-Oxley Act. We expect to eliminate direct and indirect costs and expenses associated with the Securities Exchange Act registration, which we estimate would be up to $230,000 on an annual basis, including costs related to compliance with Section 404 of the Sarbanes-Oxley Act. Additionally, as a non-SEC reporting company, we believe our management team, which currently spends a significant amount of time on activities related to compliance with the Securities Exchange Act, will have significantly more time to devote to business development and revenue-enhancing activities. See “—Background of the Reclassification” on page 12 and “—Reasons for the Reclassification” on page 13 for a discussion of the nature of the information we will no longer be required to provide.

Outstanding Stock Options. The Reclassification will have no effect on outstanding options to purchase the Company common stock.

Elimination of Liability Under Section 18 of the Securities Exchange Act. Since the Company will no longer be required to file any reports under the Securities Exchange Act, it will no longer be subject to liability under Section 18 of the Securities Exchange Act. Generally, Section 18 provides that if the Company makes a false or misleading statement with respect to any material fact in any of its filings pursuant to the Securities Exchange Act, in light of the circumstances at the time the statement was made, the Company shall be liable to any person who purchases or sells a security at a price that is affected by the statement.

Negative Effects:

Loss Per Share. Basic loss per share will increase 5.6% from $0.54 per share on a historical basis to $0.57 per share on a pro forma basis for the six months ended June 30, 2005, and will increase 5.4% from $1.12 on a historical basis to $1.18 on a pro forma basis for the year ended December 31, 2004. Diluted loss per share will not change from $0.54 per share for the six months ended June 30, 2005 or from $1.12 per share for the year ended December 31, 2004 since the Series A Preferred Stock will be considered common stock equivalents in the computation of diluted loss per share.

Effect on Market for Shares. Our common stock is not currently listed on an exchange and no organized trading market currently exists for our common stock. After the Reclassification, neither our common stock nor the Series A Preferred Stock will be listed on an exchange. The failure to be listed on an exchange, together with the reduction in public information concerning the Company as a result of its not being required to file reports under the Securities Exchange Act, may adversely affect the already limited liquidity of our common stock and result in limited liquidity for our Series A Preferred Stock. Additionally, liquidity of our common stock may also be reduced because the number of shares of our common stock available to be traded will decrease after the Reclassification. A decrease in the market liquidity for the shares of our common stock may cause a decrease in the value of the shares. Conversely, however, the more limited supply of our common stock could also prompt a corresponding increase in its market price, assuming a stable or increased demand for the stock.

Book Value Per Common Equivalent Share. Book value per common equivalent share, which includes the Series A Preferred Stock, will decrease 2.1% from $7.77 on a historical basis to $7.61 on a pro forma basis as of June 30, 2005.

Financial Effects of the Reclassification. We estimate that professional fees and other expenses related to the transaction will total approximately $100,000. We plan to pay these fees and expenses out of our existing working capital and do not expect that the payment of these expenses will have a material adverse effect on our capital adequacy, liquidity, results of operations or cash flow. You should read the discussion under “Proposal: Approval of the Articles of Amendment —Source of Funds and Expenses” on page 32 for a description of our source of funds for the fees and expenses we expect to incur in connection with the transaction.

Other Effects:

Conduct of Business After the Reclassification. We expect our business and operations to continue as they are currently being conducted and, except as disclosed below, the transaction is not anticipated to have any effect upon the conduct of our business.

Raising Additional Capital and Obtaining Financing After the Reclassification. In light of the limited market for our common stock, we believe the termination of our status as an SEC-registered company will not have a significant impact on any future efforts by the Company to raise additional capital. If we need to raise additional capital to support growth in the future, we have several financing alternatives which will not be affected by our status as a non-SEC reporting company, including raising additional equity through private offerings, issuing trust preferred securities or borrowing funds from a correspondent bank.

Plans or Proposals. Other than as described in this proxy statement, we do not have any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amount of our assets; to change our board of directors or management, to change materially our indebtedness or capitalization; or otherwise to effect any material change in our corporate structure or business. As stated throughout this proxy statement, we believe there are significant advantages in effecting the Reclassification and becoming a non-reporting company. Although management has neither the intention at present to enter into any of the transactions described above nor is involved with negotiations relating to any such transaction, there is always a possibility that we may enter into such an arrangement or transaction in the future, including, but not limited to, entering into a merger or acquisition transaction, making a public or private offering of our shares, or any other arrangement or transaction we may deem appropriate.

Effects of the Reclassification on Affiliates

                In addition to the effects the Reclassification will have on shareholders generally, which are described below, the Reclassification will have some additional positive and negative effects, specifically on our executive officers and directors, each of whom may, as a result of his or her position, be deemed to be an affiliate of Flint River. As used in this proxy statement, the term “affiliated shareholder” means any shareholder who is a director or executive officer of Flint River, and the term “unaffiliated shareholder” means any shareholder other than an affiliated shareholder.

Positive Effects:

No Further Disclosure Obligations Under the Securities Exchange Act. After the Reclassification, the Company will no longer be subject to the periodic reporting requirements or the proxy rules under the Securities Exchange Act. As a result, information about our affiliates’ compensation and stock ownership will no longer be publicly available.

Consolidation of Management Ownership. As a result of the Reclassification, we expect that the percentage of beneficial ownership of Flint River common stock held by our directors and executive officers as a group will increase slightly, from approximately 41.2% before the Reclassification to approximately 43.4% after the Reclassification. See “Information About the Company and Its Affiliates—Stock Ownership by Affiliates” on page 38 for information about the number of shares of the Company common stock held by our directors, executive officers and significant shareholders.

Elimination of Liability Under Section 18 of the Securities Exchange Act. Since the Company will no longer be required to file any reports under the Securities Exchange Act, our affiliates will no longer be subject to liability under Section 18 with respect to such reports. Currently, if any of our affiliates make a statement in any of the Company’s filings under the Securities Exchange Act that, in light of the circumstances at the time the statement is made, is false or misleading with respect to any material fact, the affiliate may be liable under Section 18 of the Securities Exchange Act to any person that purchases or sells a security at a price that is affected by the statement.

Negative Effects:

Loss Per Share. Assuming the Reorganization had been completed as of June 30, 2005, our affiliated shareholders would experience the same effect on loss per share as our unaffiliated shareholders, including (1) a 5.4% increase in basic loss per share for the year ended December 31, 2004, from $1.12 on a historical basis to $1.18 on a pro forma basis; (2) a 5.6% increase in diluted loss per share for the six months ended June 30, 2005, from $0.54 on a historical basis to $0.57 on a pro forma basis; and (3) no change in diluted loss per share of $1.12 for the year ended December 31, 2004 or from $0.54 for the six months ended June 30, 2005 since the Series A Preferred Stock will be considered common stock equivalents in the computation of diluted loss per share.

Book Value Per Share. Assuming the Reclassification had been completed as of June 30, 2005, our affiliated shareholders would experience the same reduction in book value per common equivalent share as our unaffiliated shareholders, or a 2.1% decrease in book value per common equivalent share, from $7.77 on a historical basis to $7.61 on a pro forma basis as of June 30, 2005.

Rule 144 Not Available. Because Flint River’s common stock will not be registered under the Securities Exchange Act after the Reclassification, executive officers and directors of Flint River will be deprived of the ability to dispose of their shares of Flint River common stock under Rule 144 of the Securities Act of 1933, which provides a “safe harbor” for resales of stock by affiliates of an issuer. Historically, however, none of our affiliates have resold any shares of common stock and therefore have not had to rely on Rule 144.

Effects of the Reclassification on Unaffiliated Shareholders

In addition to the effects the Reclassification will have on shareholders generally, which are described in the next section, the Reclassification will also have the following negative effects on our unaffiliated shareholders:

Reduction in Publicly Available Information. The Company will no longer be required to file public reports of its financial condition and other aspects of its business with the SEC after the Reclassification. Specifically, we will no longer be required to make public disclosures regarding executive compensation, corporate governance matters, or management stock ownership. As a result, unaffiliated shareholders will have less legally-mandated access to information about the Company’s business and results of operations than they had prior to the Reclassification. Our affiliated shareholders, however, because of their positions as directors and/or executive officers of the Company, will continue to have continuous access to all information regarding our financial condition and other aspects of our business. Following the Reclassification, we will still make an annual report available to unaffiliated shareholders.

Elimination of Protections Under Section 18 of the Securities Exchange Act. Since the Company will no longer be required to file any reports under the Securities Exchange Act, our unaffiliated shareholders will no longer be afforded the protections under Section 18 with respect to false or misleading statements in such reports. Currently, if the Company or any of its affiliates makes a false or misleading statement with respect to any material fact in any of the Company’s filings under the Securities Exchange Act, in light of the circumstances at the time the statement was made, the Company or the affiliate may be liable under Section 18 of the Securities Exchange Act to any person who purchases or sells a security at a price that is affected by the statement.

Effects of the Reclassification on Shareholders Generally

The Reclassification will have the following effects on shareholders regardless of whether they are affiliated or unaffiliated shareholders. We expect, however, that no shares held by our affiliates will be reclassified to Series A Preferred Stock because none of our affiliates will hold 200 or fewer shares of record at the effective time of the Reclassification. The effects will vary depending on whether the shareholder receives Series A Preferred Stock for some or all of his or her shares of Flint River common stock or does not receive Series A Preferred Stock for any of his or her shares and continues to hold the same number of shares following the Reclassification. Because a shareholder may own shares in more than one capacity (for example, individually and through an individual retirement account), a shareholder may receive Series A Preferred Stock for some of his or her shares of common stock while retaining ownership of other shares of common stock following the Reclassification.

The following sections describe the material effects that we expect to result from the Reclassification with respect to shares that are exchanged for Series A Preferred Stock and shares that are unaffected by the Reclassification. You may experience a combination of these effects if you receive Series A Preferred Stock for some of your shares while retaining ownership of other shares of common stock. The effects described below assume that 31,097 shares are exchanged for Series A Preferred Stock in the Reclassification.

Shares Exchanged for Series A Preferred Stock. As to shares of our common stock that are exchanged in the Reclassification for Series A Preferred Stock, shareholders will experience the following positive and negative effects:

Positive Effects:

As a result of the Reclassification:

•
the shareholders receiving preferred stock will have a preference to the holders of common stock in the distribution of any dividend by the Company. Since we organized in 2004, however, we have neither declared nor paid any cash dividends. We have no current plans to initiate payment of cash dividends in the near future. Our board of directors, which will be elected by the holders of the common stock after the Reclassification, has the authority to declare future dividends on our common stock and Series A Preferred Stock;

•
the shareholders receiving preferred stock will have their shares automatically converted into shares of common stock upon a change in control of the Company, on the basis of one share of common stock for each share of preferred stock, and thus will participate equally with the holders of common stock in any sale of the Company;

•
the shareholders receiving preferred stock will have a preference to holders of common stock upon any liquidation of the Company in an amount equal to the greater of the net book value of the preferred stock, the amount to be paid to the common shareholders, or $10.00 for each share of preferred stock; and

•
under Georgia law, the designations, rights, preferences and limitations of the Series A Preferred Stock cannot be changed without the approval of the holders of the Series A Preferred Stock voting as a separate group. However, see the discussion below under “Negative Effects” regarding our board’s authority to issue new classes or series of preferred stock or equity securities in the future that ranks senior to or on parity with the Series A Preferred Stock.

Negative Effects:

As a result of the Reclassification:

•
the shareholders receiving preferred stock will be entitled to vote only upon a change in control of the Company, which generally is a merger of the Company, acquisition of all of its stock, or other business combination involving the Company, or the acquisition of substantially all of the Company’s assets. Holders of Series A Preferred Stock will not be entitled to vote on the election of directors;

•
our board of directors, which will be elected by the holders of the common stock after the Reclassification, may authorize the issuance of other classes or series of preferred stock or equity securities that rank senior to or on parity with the Series A Preferred Stock. As a result, the rights and preferences of the Series A Preferred Stock may be subordinate to the rights and preferences of any new class or series of preferred stock or equity securities issued in the future. Any new class or series of preferred stock or equity securities that ranks senior to or on parity with the Series A Preferred Stock would also be senior to our common stock; and

•
the shareholders receiving preferred stock will continue to hold shares that, like our shares of common stock, will not have a public trading market. In addition, we will not be taking any steps to assure that the preferred stock or the common stock will be eligible for trading on an automated quotation system operated by a national securities association.

Remaining Common Shareholders. As to shares of our common stock that are not exchanged for Series A Preferred Stock in the Reclassification, shareholders will experience the following positive and negative effects:

Positive Effects:

As a result of the Reclassification, shareholders continuing to own common stock will:

•	continue to exercise sole voting control over the Company, except with respect to a change in control of the Company; and

•	have relatively increased voting control over the Company because the number of outstanding shares of common stock will be reduced.

Negative Effects:

As a result of the Reclassification, the shareholders continuing to own common stock will:

•
experience decreased liquidity. We anticipate that the liquidity of our common stock will decrease as a result of the reduction in the number of shareholders from approximately 479 to approximately 230. The absence of an established trading market or a larger shareholder base may restrict your ability to transfer your shares of stock following the Reclassification. See “—Effects of the Reclassification on Flint River—Effect on Market for Shares” on page 15;

•
have decreased access to information. If the Reclassification is completed, we intend to terminate the registration of our common stock under the Securities Exchange Act. As a result, we would no longer be required to file periodic reports with the SEC. See “—Effects of the Reclassification on Flint River—Elimination of Securities Exchange Act Registration” on page 14; and

•
be at a disadvantage compared to holders of preferred stock since holders of preferred stock will have preference in the distribution of any dividend by the Company and upon any liquidation of the Company.

Federal Income Tax Consequences of the Reclassification

The following discusses the material federal income tax consequences to Flint River and its shareholders that would result from the Reclassification. No opinion of counsel or ruling from the Internal Revenue Service has been sought or obtained with respect to the tax consequences of the Reclassification, and the conclusions contained in this summary are not binding on the Internal Revenue Service. This discussion is based on existing U.S. federal income tax law, which may change, even retroactively. This discussion does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances. In particular, it does not address the federal income tax considerations applicable to certain types of shareholders, such as: financial institutions; insurance companies; tax-exempt organizations; dealers in securities or currency; traders in securities that elect mark-to-market; persons who hold our common stock as part of a hedge, straddle or conversion transaction; or persons who are considered foreign persons for U.S. federal income tax purposes. In addition, this discussion does not discuss any state, local, foreign or other tax considerations. This discussion also assumes that you have held and, in the case of continuing shareholders will continue to hold, your shares as capital assets within the meaning of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. Shareholders are encouraged to consult their own tax advisor as to the particular federal, state, local, foreign and other tax consequences of the Reclassification, in light of their individual circumstances.

Federal Income Tax Consequences to Flint River

We believe that the Reclassification will be treated as a tax-free “recapitalization” for federal income tax purposes. This should result in no material federal income tax consequences to Flint River.

Federal Income Tax Consequences to Shareholders Who Continue to Own Common Stock

If you continue to hold Flint River common stock immediately after the Reclassification, you will not recognize any gain or loss or dividend income in the transaction and you will have the same adjusted tax basis and holding period in your common stock as you had in such stock immediately prior to the Reclassification.

Federal Income Tax Consequences to Shareholders Who Receive Shares of Series A Preferred Stock

Shareholders receiving Series A Preferred Stock in exchange for their common stock will not recognize any gain or loss or dividend income in the Reclassification. The holding period and cost basis of the common stock converted will carry over to the Series A Preferred Stock.

Sale of Series A Preferred Stock After Change in Control

Generally, no gain or loss will be recognized when the Series A Preferred Stock converts back to common stock upon a change in control. A subsequent sale or exchange of the common stock after the change in control may result in the recognition of capital gain or loss (i.e., gross proceeds less the cost basis of the stock sold) depending on the type of consideration received in the change in control transaction.

Sale of Series A Preferred Stock Prior to Change in Control

Where Series A Preferred Stock is received for common stock in a tax-free recapitalization, the proceeds from a subsequent sale of the Series A Preferred Stock in some instances may be taxable as dividend income (instead of capital gain) to the extent that a distribution of cash equal to the fair market value of the Series A Preferred Stock as of the date of the Reclassification would have been taxable as a dividend to such shareholder had the company distributed cash in that amount in lieu of the issuance of the Series A Preferred Stock. Any excess of the amount received from the actual sale of the Series A Preferred Stock over the sum of the amount treated as a dividend plus the cost basis of the stock will be treated as a capital gain. No loss may be recognized from the sale of the Series A Preferred Stock. Under current tax law, dividend income is taxed at the same rates that apply to net capital gains (i.e., 5% and 15%). The current tax law provision in which dividend income is taxed at net capital gain rates will not apply for tax years beginning after December 31, 2008. Unless any intervening tax legislation is enacted, ordinary income tax rates (of up to 35% currently) will apply to dividend income beginning January 1, 2009. The rules treating proceeds from a subsequent sale of the Series A Preferred Stock as dividend income generally will not apply (i) if, in the case of a sale of the Series A Preferred Stock to a third party, you do not own (actually or constructively) any Flint River stock after such sale or (ii) in the case of a redemption of the Series A Preferred Stock, (I) if the redemption results in a complete termination (actually and constructively) in your ownership of any of Flint River stock or (II) if, after the redemption is complete, your ownership (actual and constructively) of Flint River stock is less than 80% of your ownership of Flint River stock before the redemption and you do not own 50% or more of any Flint River voting stock after the redemption.

Federal Income Tax Consequences to Shareholders Who Exercise Dissenters’ Rights

If you receive cash as a result of exercising dissenters’ rights in the Reclassification and do not continue to hold our common stock immediately after the Reclassification, you will be treated as having had your shares redeemed by us which will be a taxable transaction for federal income tax purposes. The tax treatment of a redemption of stock is governed by Section 302 of the Code and, depending on your situation, will be taxed as either:

A sale or exchange of the redeemed shares, in which case you will recognize gain or loss equal to the difference between the cash payment and your tax basis in the redeemed shares; or

    A cash distribution which is treated: (a) first, as a taxable dividend to the extent of our accumulated earnings and profits; (b) then, if the total amount of cash paid in the Reclassification exceeds our accumulated earnings and profits, as a tax-free return of capital to the extent of your tax basis in the redeemed shares; and (c) finally, as gain from the sale or exchange of the redeemed shares.

Under Section 302 of the Code, a redemption of your shares of our common stock as part of the Reclassification will be treated as a sale or exchange of the redeemed shares if any of the following are true:

•	the Reclassification results in a “complete termination” (both actually and constructively) of your interest in Flint River;

•	your receipt of cash is “substantially disproportionate” with respect to other shareholders; or

•	your receipt of cash is “not essentially equivalent to a dividend.”

These three tests are applied by taking into account not only shares that you actually own, but also shares that you constructively own pursuant to Section 318 of the Code. Under the constructive ownership rules of Section 318 of the Code, you are deemed to constructively own shares owned by certain individuals and entities that are related to you in addition to shares you own directly. For example, you are considered to own shares owned by or for your spouse, children, grandchildren, and parents, which is referred to as “family attribution.” In addition, you are considered to own a proportionate number of shares owned by estates or certain trusts in which you have a beneficial interest, by partnerships in which you are a partner, and by corporations in which you own, directly or indirectly, 50% or more (in value) of the stock. Similarly, shares owned directly or indirectly by beneficiaries of estates or certain trusts, by partners of partnerships and, under certain circumstances, by shareholders of corporations may be treated as owned by these entities. This is referred to as “entity attribution.” You are also deemed to own shares which you have the right to acquire by exercise of an option. Furthermore, shares constructively owned by someone may be reattributed to you. For example, shares attributed to one taxpayer as a result of entity attribution may be attributed from that taxpayer to you through family attribution.

Complete Termination. If you receive cash as a result of exercising dissenters’ rights in the Reclassification and do not actually or constructively own any of our stock after the Reclassification, your interest in Flint River will be completely terminated by the Reclassification, and you will, therefore, receive sale or exchange treatment with respect to your common stock. Consequently, you will recognize capital gain or loss equal to the difference between the cash payment and your tax basis in the redeemed shares.

If you receive cash in the Reclassification and own shares of Flint River stock only constructively after the Reclassification as a result of family attribution, you may be able to avoid constructive ownership of those shares of our common stock by waiving family attribution and, thus, be treated as having had your interest in Flint River completely terminated by the Reclassification. Among other things, waiving family attribution requires (a) that you have no interest in Flint River (including as an officer, director, employee, or shareholder) other than an interest as a creditor during the 10-year period immediately following the Reclassification and (b) that you include an election to waive family attribution in your tax return for the year in which the Reclassification occurs.

Substantially Disproportionate. If you receive cash in the Reclassification and immediately after the Reclassification you actually or constructively own shares of Flint River stock, you must compare (a) your percentage ownership immediately before the Reclassification (i.e., the number of common shares actually or constructively owned by you immediately before the Reclassification divided by 627,737 (which is our current number of outstanding shares) with (b) your percentage ownership immediately after the Reclassification (i.e., the number of common shares constructively owned by you immediately after the Reclassification divided by 596,640 (which is our estimate of the number of shares of common stock that will be outstanding immediately after the Reclassification)).

If your post-Reclassification ownership percentage is less than 80% of your pre-Reclassification ownership percentage, the receipt of cash is “substantially disproportionate” with respect to you, and you will, therefore, receive sale or exchange treatment with respect to your common stock, so long as you do not own (actually and constructively) more than 50% of our common stock after the Reclassification. Consequently, you will recognize capital gain or loss equal to the difference between the cash payment and your tax basis in the redeemed shares.

Not Essentially Equivalent to a Dividend. If (a) you exercise no control over the affairs of Flint River (e.g., you are not an officer, director, or high ranking employee), (b) your relative stock interest in Flint River is minimal, and (c) your post-Reclassification ownership percentage is less than your pre-Reclassification ownership percentage, then your receipt of cash is “not essentially equivalent to a dividend,” and you will, therefore, receive sale or exchange treatment on your shares of our common stock exchanged for cash. For these purposes, constructive ownership of less than 1% of the outstanding shares is clearly a relatively minimal ownership interest, and constructive ownership of less than 5% of the outstanding shares is probably a relatively minimal ownership interest.

Capital Gain and Loss

For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than one year generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for one year or less will be subject to tax at ordinary income tax rates of up to 35%. In addition, capital gain recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

Backup Withholding

Shareholders who exercise dissenters’ rights and receive cash in the Reclassification would be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the Reclassification to avoid backup withholding requirements that might otherwise apply. The letter of transmittal would require each such shareholder to deliver such information when the common stock certificates are surrendered following the effective time of the Reclassification. Failure to provide such information may result in backup withholding at a rate of 28%.

As explained above, the amounts paid to you as a result of exercising dissenters’ rights in the Reclassification may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you, depending on your individual circumstances. The discussion of material U.S. federal income tax consequences of the Reclassification set forth above is based upon present law, which is subject to change, possibly with retroactive effect. You should consult your tax advisor as to the particular federal, state, local, foreign and other tax consequences of the Reclassification in light of your specific circumstances.

Pro Forma Effect of the Reclassification

The following selected pro forma financial data illustrates the pro forma effect of the Reclassification on Flint River’s financial statements as of and for the six months ended June 30, 2005 and for the year ended December 31, 2004. Management has prepared this information based on its estimate that 31,097 shares of Flint River common stock will be reclassified into 31,097 shares of preferred stock in the Reclassification and that the cost of the Reclassification will be $100,000. Please see “Pro Forma Consolidated Financial Information” beginning on page 46 for the complete pro forma financial information relating to this transaction.

Selected Pro Forma Consolidated Financial Data

(In thousands except per share data)	As of and for the six months ended June 30, 2005	As of and for the year ended December 31, 2004

Net interest income	$280,739	58,503
Provision for loan losses	93,118	49,741
Other income	16,745	16,528
Other expense	543,120	731,121
Income tax expense	--	--
Net income (loss)	$(338,754)	(705,831)

PER COMMON SHARE
Basic earnings (loss) per share	$(0.57)	(1.18)
Diluted earnings (loss) per share	(0.54)	(1.12)
Book value	$7.61	8.18

AT PERIOD END
Assets	$16,650,399	9,524,563
Shareholders’ equity	$4,879,438	5,232,369
Common shares outstanding	596,640	596,640
Series A Preferred Stock outstanding	31,097	31,097
Weighted average shares outstanding	627,737	627,737

Recommendation of the Board of Directors; Fairness of the Reclassification

The board believes that the Reclassification is substantively and procedurally fair to Flint River’s unaffiliated shareholders who will receive Series A Preferred Stock in the Reclassification. The board also believes that the Reclassification is substantively and procedurally fair to unaffiliated shareholders who will retain their shares following the Reclassification. The board of directors, including those directors who are not employees of Flint River, has approved the Reclassification and the Articles of Amendment, and the board as an entity recommends that the shareholders vote for approval of the Articles of Amendment, which will effect the Reclassification.

All of Flint River’s directors and executive officers have indicated that they intend to vote their shares of common stock (and any shares with respect to which they have or share voting power) in favor of the Articles of Amendment. The directors and executive officers of Flint River held approximately 30.9% of the shares outstanding as of October 1, 2005. Although the board as a whole recommends that the shareholders vote in favor of the Articles of Amendment for the reasons set forth in “—Reasons for the Reclassification” on page 13, no director or executive officer is making any recommendation to the shareholders in his or her individual capacity.

We considered a number of factors in determining whether to approve the Reclassification, including the effects described under “—Effects of the Reclassification on Flint River” on page 14, “—Effects of the Reclassification on Affiliates” on page 16, and the relative advantages and disadvantages described under “—Reasons for the Reclassification” beginning on page 13 and “—Effect of the Reclassification on Shareholders Generally” on page 17. The board also reviewed the tax and pro forma financial effects of the Reclassification on Flint River and its shareholders.

After the Reclassification, Flint River’s common stock will not be registered under the Securities Exchange Act. The board considered the views of management regarding the cost savings to be achieved by eliminating the reporting and disclosure requirements related to the registration of the common stock under the Securities Exchange Act, including indirect savings resulting from reductions in the time and effort currently required of management to comply with the reporting and other requirements associated with continued registration of the common stock under the Securities Exchange Act. Similarly, the board also considered the prospective decrease in the administrative expense we incur in connection with soliciting proxies for routine annual meetings of shareholders. Flint River’s management determined that the Reclassification would result in cost savings of approximately $230,000 per year, including expenses related to compliance with the Sarbanes-Oxley Act.

Additionally, the board considered the effect that terminating the registration of the common stock would have on the market for the common stock and the ability of shareholders to buy and sell shares. However, the board determined that, even as an SEC-registered company, Flint River has not had an organized trading market for its common stock and that Flint River’s shareholders derive little relative benefit from Flint River’s status as an SEC-registered company. The board determined that the cost savings and reduced management time to be achieved by terminating registration of the common stock under the Securities Exchange Act outweighed any potential detriment from eliminating the registration.

We considered alternatives to the proposed going-private transaction but ultimately approved the Reclassification proposal. Please read the discussion under “—Alternatives Considered” on page 10 for a description of these alternatives.

Substantive Fairness. The board considered numerous factors, discussed below, in reaching its conclusions that the Reclassification and the Articles of Amendment are substantively fair to our unaffiliated shareholders who will receive Series A Preferred Stock in the Reclassification and to our unaffiliated shareholders who will retain their shares. In reaching these conclusions, the board considered the following effects on these constituencies:

Factors Affecting Shareholders Receiving Series A Preferred Stock and Shareholders Retaining Common Stock:

•
Equity Interest in the Company. All shareholders will continue to hold an equity interest in the Company and will continue to have the opportunity to participate in any future growth and earnings, including any future sale or change in control of the Company. The board viewed this factor as supporting its determination of fairness since no shareholders will be forced to involuntarily liquidate their equity interest in the Company, as would be the case in a cash-out merger. See “—Alternatives Considered” on page 10. However, shareholders wishing to liquidate their shares of common stock at fair value may do so through exercising dissenters’ rights.

•
Loss Per Share. Diluted loss per share will not change from $0.54 per share for the six months ended June 30, 2005 or from $1.12 per share for the year ended December 31, 2004 since the Series A Preferred Stock will be considered common stock equivalents in the computation of diluted loss per share. The board viewed the effect on diluted loss per share as a factor, among others, which supported its conclusion of fairness of the Reclassification since the Series A shareholders will continue to share in the earnings of the Company with the common shareholders. Basic loss per share on a pro forma basis will increase from $0.54 per share to $0.57 per share for the six months ended June 30, 2005, and will increase from $1.12 to $1.18 for the year ended December 31, 2004. Although the board noted basic loss per share will increase, it did not consider that to be a material factor in determining fairness because earnings will not be available for distribution to the common shareholders unless holders of Series A Preferred Stock first receive an equal (or greater) distribution. Therefore, the board believes diluted loss per share is a more meaningful financial ratio since it factors in outstanding shares of Series A Preferred Stock.

•
Book Value Per Common Equivalent Share. Book value per common equivalent share, which includes the Series A Preferred Stock, will decrease approximately 2.1%, from $7.77 on a historical basis to $7.61 on a pro forma basis, as of June 30, 2005. The decrease in book value per common equivalent share is due to transaction costs of approximately $100,000. The board viewed the 2.1% decrease as nominal and believes the effect on book value supports its determination of fairness, especially since the decrease in book value affects both the shareholders receiving Series A Preferred Stock and those retaining common stock.

•
Tax Consequences. The board noted that the Reclassification would not result in a taxable event for shareholders retaining their shares of common stock in the Reclassification, as all of our directors and executive officers are entitled to do, nor would it result in a taxable event for shareholders who receive Series A Preferred Stock. The fact that the transaction would not result in a taxable event to either group contributed to the board’s recommendation and conclusion as to the fairness of the transaction to unaffiliated shareholders who would retain their shares of common stock or receive shares of Series A Preferred Stock following the Reclassification. Although the transaction would result in a taxable event to unaffiliated shareholders receiving cash, if any, in the Reclassification, the board determined that this negative factor was minimal due to the overall number of shareholders it expects will exercise dissenters’ rights. See “—Federal Income Tax Consequences of the Reclassification” on page 19 for more information regarding the tax consequences of the Reclassification.

Shareholders Receiving Preferred Stock:

In making its fairness determination, the board considered the relative advantages and disadvantages of the following terms of the Series A Preferred Stock.

•
Liquidation Preference on the Preferred Stock. In the event of the liquidation or dissolution of the Company, before any payment is made to the holders of the common stock, the holders of the Series A Preferred Stock will be entitled to be paid in full (on a per-share basis) an amount equal to the greater of the net book value of the preferred stock, the amount to be paid to the common holders, or $10.00 per share. As a result, upon the liquidation or dissolution of the Company, the holders of the preferred stock will receive at least $10.00 per share before any payment is made to the common shareholders. The board viewed this liquidation preference as a benefit to the shareholders receiving preferred stock.

•
Dividend Preference on the Preferred Stock. The holders of the preferred stock will be entitled to preference in the distributions of dividends prior to the payment of any dividends to the holders of common stock. The board viewed the dividend preference as a benefit to the shareholders receiving preferred stock.

•
Conversion to Common Stock on a Change in Control. Upon a change in control of the Company, the preferred stock will automatically convert into shares of the Company’s common stock. Therefore, holders of the preferred stock will participate in any future value received as a result of any future sale of the Company at the same value per share as the holders of the common stock. The board viewed the conversion provision as a benefit to the shareholders receiving preferred stock.

•
Limited Voting Rights on the Preferred Stock. The holders of the preferred stock will have limited voting rights, and generally, be entitled to vote only upon a proposed change in control of the Company, upon which common shareholders are entitled to vote. The holders of the preferred stock will not be entitled to vote on the election of directors and therefore, will have no influence on the future composition of the board of directors or senior management team of the Company. The board noted, however, that the shareholders receiving preferred stock currently have limited influence on shareholder votes, since those shareholders hold an aggregate of approximately 4.8% of our outstanding common stock as of October 1, 2005. The board viewed the limited voting rights as a negative factor to the shareholders receiving preferred stock.

While the board viewed the limited voting rights as a negative factor to the shareholders receiving preferred stock, the board concluded that the overall terms of preferred stock were fair to the unaffiliated shareholders receiving preferred stock, since the preferred stock includes a liquidation and dividend preference to the common stock and a conversion provision in the event of a change of control of the Company. Additionally, although shareholders receiving preferred stock in the Reclassification will be required to surrender their shares of common stock involuntarily in exchange for the preferred stock, the board believes that since the shares of preferred stock are convertible into common stock upon a change in control, they will have an opportunity to participate in any future growth and earnings of the Company. These shareholders also have the opportunity to liquidate their shares of common stock at fair value through the exercise of dissenters’ rights. Based upon the foregoing reasons, the board considered the fairness of the overall terms of the Series A Preferred Stock as a factor supporting its conclusion of fairness of the Reclassification.

Shareholders Retaining Shares of Common Stock:

•
Voting Rights. Holders of our common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote, including but not limited to a proposed change in control of the Company and the election of directors. Because we expect that approximately 31,097 shares of our common stock will be converted to 31,097 shares of Series A Preferred Stock with limited voting rights, each shareholder retaining common shares will have his or her voting influence increased by approximately 5.2% per common share. For example, a shareholder who owned 5% of our common stock prior to the Reclassification will own 5.26% of our common stock after the Reclassification; an increase of 5.2% in his or her relative voting power. The board viewed this increased voting influence as a benefit to the shareholders retaining common stock.

•
Junior in Priority to Preferred Stock. The Series A Preferred Stock will rank senior in priority to the common stock with respect to dividend rights and rights related to the liquidation or dissolution of the Company. In the event of the liquidation or dissolution of the Company, before any payment is made to the holders of common stock, the holders of the Series A Preferred Stock will be entitled to be paid in full (on a per-share basis) an amount equal to the greater of the net book value of the preferred stock, the amount to be paid to the common holders, or $10.00 per share. As a result, upon the liquidation or dissolution of the Company, the holders of preferred stock will be entitled to a payment of at least $10.00 per share before any payment is made to the holders of common stock. Additionally, the holders of preferred stock will be entitled to preference in the distribution of dividends prior to the payment of any dividends to the holders of common stock. The board viewed the liquidation and dividend preference as a disadvantage to the shareholders retaining common stock.

The board believes the subordination of the common stock to the Series A Preferred Stock is fair to the shareholders retaining common stock because the common shareholders will continue to have unlimited voting rights.

In reaching its conclusion that the Reclassification and the Articles of Amendment are substantively fair to our unaffiliated shareholders who will receive Series A Preferred Stock and those who will retain their shares of common stock, the board did not consider the current or historical market price of our common stock, our going concern value, or the liquidation value of our assets to be material since shareholders are not being “cashed out” in connection with the Reclassification, and shareholders receiving Series A Preferred Stock will continue to hold an equity interest in the Company and will participate equally with the holders of common stock on the sale or a change in control of the Company. Additionally, the board determined that the overall terms of the Series A Preferred Stock were fair to all of our unaffiliated shareholders. The board determined that since the qualitative advantages and disadvantages of the terms of the Series A Preferred Stock are balanced as compared to the rights related to our common stock, no further quantitative analysis, such as a review of the current or historical market price of our common stock, our going concern value, or the liquidation value of our assets, was necessary. For the foregoing reasons, the board also did not request or receive any reports, opinions or appraisals from any outside party relating to the value of the Series A Preferred Stock.

The board is not aware of any material contracts, negotiations or transactions, other than in conjunction with the Reclassification as described in “—Background of the Reclassification” on page 12, during the preceding two years for (1) the merger or consolidation of Flint River into or with another person or entity; (2) the sale or other transfer of all or any substantial part of the assets of Flint River; or (3) a tender offer for any outstanding shares of Flint River common stock.

Procedural Fairness. The board of directors, including those who are not employees of the Company, has unanimously approved the Reclassification and the Articles of Amendment and is seeking shareholder approval of the Reclassification contemplated by the Articles of Amendment. It will require the majority vote of those entitled to be cast in order to approve the Articles of Amendment. Approval by a majority of unaffiliated shareholders is not required. The board considered such a provision unnecessary in light of each shareholder’s right, whether affiliated or unaffiliated, to dissent from the Reclassification and obtain the fair value of his or her shares under Georgia law.

In addition, the board noted that shareholders who wish to increase their record holdings in order to avoid the exchange of their Flint River common stock for Series A Preferred Stock may do so by purchasing shares of Flint River common stock from other shareholders prior to the effective time of the Reclassification; however, purchasing additional shares of our common stock may be difficult, given the limited trading market for our common stock.

No unaffiliated representative acting solely on behalf of unaffiliated shareholders for the purpose of negotiating the terms of the Reclassification or preparing a report covering its fairness was retained by Flint River or by a majority of directors who are not employees of Flint River. Additionally, we have not made any provision in connection with the Reclassification to grant unaffiliated shareholders access to our corporate files, except as provided under the Georgia Code and our bylaws, or to obtain legal counsel or appraisal services at our expense. The board concluded that the retention of an unaffiliated shareholder representative was unnecessary because both unaffiliated and affiliated shareholders may exercise dissenters’ rights pursuant to Georgia law. With respect to unaffiliated shareholders’ access to our corporate files, the board determined that this proxy statement, together with our other filings with the SEC, provide adequate information for unaffiliated shareholders to make an informed decision with respect to the Articles of Amendment. As for obtaining legal counsel or appraisal services for unaffiliated shareholders at our expense, the board did not consider these necessary or customary. In deciding not to adopt these additional procedures, the board also took into account factors such as our size and the cost of such procedures.

After consideration of the factors described above, the board of directors has determined that the Articles of Amendment are procedurally fair, notwithstanding the absence of an unaffiliated shareholder approval requirement, an unaffiliated shareholder representative and the provision of legal counsel or appraisal services at our expense, to our unaffiliated shareholders who will receive Series A Preferred Stock in the Reclassification. The board has also determined that the Articles of Amendment are procedurally fair to unaffiliated shareholders who will retain their shares of common stock. Additionally, the board believes that the Articles of Amendment are substantively fair to these constituencies. Finally, the board has determined that the Articles of Amendment are substantively and procedurally fair to affiliated shareholders for the same reasons specified as to unaffiliated shareholders, given that the Articles of Amendment do not distinguish between these groups.

Determination of Fairness by Flint River Affiliates

Our affiliates consist of our directors and executive officers:

Taylor D. Bankston	Brent W. Collins	Gerald E. Lewis
Robert L. Bostick	Robert W. Hutson, III	Tom S. Pinson, Sr.
Joe Bostick, Jr	Phyllis P. Hydrick	Jane Timmons
Mark W. Briggs	Charles M. Jones, III	Lee Williams
Michael G. Briggs	W. Jerry Kennedy	Larry B. Willson

These affiliates are deemed to be “filing persons” for purposes of this transaction.

For each of our affiliates, their purpose and reasons for engaging in the Reclassification, alternatives considered and analyses regarding substantive and procedural fairness of the Reclassification to unaffiliated shareholders receiving Series A Preferred Stock in the Reclassification and to those retaining their shares of common stock were the same as those of the board of directors, and each of our affiliates adopted the analyses of the board of directors with respect to these issues. Based on these factors and analyses, each of our affiliates have concluded that the Reclassification is procedurally and substantively fair to our unaffiliated shareholders who will receive Series A Preferred Stock in the Reclassification and to its unaffiliated shareholders who will retain their shares of common stock.

INFORMATION REGARDING THE
SPECIAL MEETING OF SHAREHOLDERS

Time and Place of Meeting

We are soliciting proxies through this proxy statement for use at a special meeting of Flint River shareholders. The special meeting will be held at 4:00 p.m. on [__________], 2005, at 260 Highway 19 North, Camilla, Georgia 31730.

Record Date and Mailing Date

The close of business on [__________], 2005 is the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. We first mailed the proxy statement and the accompanying form of proxy to shareholders on or about [__________], 2005.

Number of Shares Outstanding

As of the close of business on the record date, we had 10,000,000 shares of common stock, $1.00 par value, authorized, of which 627,737 shares were issued and outstanding. Each outstanding share is entitled to one vote on all matters presented at the meeting.

Proposal to be Considered

Shareholders will be asked to vote on the Articles of Amendment, which provide for the Reclassification of each share of Flint River common stock held by record holders of 200 or fewer shares of Flint River common stock into one share of Series A Preferred Stock for each share of common stock they own on the effective date of the Reclassification. The terms of the Articles of Amendment and the Reclassification are described beginning on page 31. The full text of the Articles of Amendment is set forth in Appendix A to the enclosed proxy statement. The Reclassification is designed to reduce Flint River’s number of shareholders of record to below 300.

Dissenters’ Rights

Shareholders are entitled to dissenters’ rights in connection with the Articles of Amendment. See “Proposal: Approval of the Articles of Amendment—Dissenters’ Rights” on page 33.

Procedures for Voting by Proxy

If you properly sign, return and do not revoke your proxy, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy. If you sign and return your proxy but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR approval of the Articles of Amendment and in the best judgment of the persons appointed as proxies on all other matters that are unknown to us as of a reasonable time prior to this solicitation and that are properly brought before the special meeting.

You can revoke your proxy at any time before it is voted by delivering to Flint River’s Corporate Secretary, 260 Highway 19 North, Camilla, Georgia 31730, either a written revocation of the proxy or a duly signed proxy bearing a later date or by attending the special meeting and voting in person.

Requirements for Shareholder Approval

A quorum will be present at the meeting if a majority of the outstanding shares of Flint River common stock are represented in person or by valid proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

Approval of the Articles of Amendment requires the affirmative vote of a majority of the votes entitled to be cast. On October 1, 2005, our directors and executive officers held, directly or indirectly, 194,100 shares, representing approximately 30.9% of the outstanding shares of common stock as of that date. Every director and executive officer has indicated that he or she intends to vote his or her shares in favor of the Articles of Amendment.

Any other matter that may properly come before the special meeting requires that more shares be voted in favor of the matter than voted against the matter.

Abstentions. A shareholder who is present in person or by proxy at the special meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the special meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given matter. Based on the 627,737 shares outstanding as of the record date, a quorum will consist of 313,869 shares represented either in person or by proxy. This number also represents the minimum number of votes required to be cast in favor of the Articles of Amendment in order to approve them. Assuming only the minimum number of shares necessary to constitute a quorum are present in person or by proxy at the special meeting, and assuming one of those shares is subject to a proxy marked as an abstention, the proposal to approve the Articles of Amendment would not pass because it would not have received the affirmative vote of a majority of the votes entitled to be cast at the meeting. As a result, such an abstention would effectively function as a vote against approval of the Articles of Amendment, even though it would not be counted in the voting tally as such. Additionally, abstentions will not affect the outcome of any other proposal properly brought before the meeting because only a majority of the votes actually cast must be in favor of such a proposal.

Broker Non-Votes. Generally, brokers who hold shares for the accounts of beneficial owners must vote these shares as directed by the beneficial owner. If, after the broker transmits proxy materials to the beneficial owner, no voting direction is given by the beneficial owner, the broker may vote the shares in his or her own discretion, if permitted to do so by the exchange or other organization of which the broker is a member. Brokers may not vote in their own discretion with respect to the proposal to approve the Articles of Amendment. Proxies that contain a broker vote on one or more proposals but no vote on others are referred to as “broker non-votes” with respect to the proposals not voted upon. A broker non-vote, with respect to a proposal for which the broker has no discretionary voting authority, does not count as a vote in favor of or against that particular proposal. Based on the same reasoning that applies to abstentions as discussed above, broker non-votes will effectively function as votes against the approval of the Articles of Amendment but will not affect the outcome of any other proposal properly brought before the meeting.

Solicitation of Proxies

Proxies are being solicited by our board of directors, and we will pay all costs for such solicitation. In addition, our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone or fax. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

PROPOSAL: APPROVAL OF THE ARTICLES OF AMENDMENT

Description of the Articles of Amendment

Parties to the Reclassification. Flint River was incorporated in Georgia in August 2003 to act as a bank holding company and to purchase 100% of the issued and outstanding stock of Flint River National Bank, an association organized under the laws of the United States, to conduct a general banking business in Camilla, Georgia. Flint River National Bank opened for business on September 8, 2004. As of June 30, 2005, Flint River had $16,650,399 in consolidated assets, $10,754,046 in deposits, and $4,829,438 in shareholders’ equity.

Structure of the Reclassification. The Articles of Amendment provide for the Reclassification of Flint River common stock into shares of Series A Preferred Stock. In the Reclassification, shareholders who are the record holders of 200 or fewer shares of Flint River common stock will receive one share of Series A Preferred Stock for each share of common stock they own on the effective date of the Reclassification. All other shares will remain outstanding and will be unaffected by the Reclassification.

Determination of Shares “Held of Record.” Shareholders who are the record holders of 200 or fewer shares of our common stock will receive one share of Series A Preferred Stock for each share of our common stock they own on the effective date of the Reclassification. A record holder of more than 200 shares will be unaffected. Because SEC rules require that we count “record holders” for purposes of determining our reporting obligations, the Reclassification is based on the number of shares held of record without regard to the ultimate control of the shares.

A shareholder “of record” is the shareholder whose name is listed on the front of the stock certificate, regardless of who ultimately has the power to vote or sell the shares. For example, if a shareholder holds four separate certificates (individually, as a joint tenant with someone else, as trustee, and in an IRA), those certificates represent shares held by four different record holders, even if a single shareholder controls the voting or disposition of those shares. Similarly, shares held by a broker in “street name” on a shareholder’s behalf are held of record by the broker.

As a result, a single shareholder with more than 200 shares held in various accounts could receive Series A Preferred Stock in the Reclassification for all of his or her shares if those accounts individually hold 200 or fewer shares. To avoid this, the shareholder could either consolidate his or her ownership into a single form of ownership representing more than 200 shares, or acquire additional shares in the market prior to the effective date of the Reclassification; however, purchasing additional shares may prove difficult, given the limited trading market for our shares. Additionally, a shareholder who holds 200 or fewer shares of common stock through a broker may be unaffected by the Reclassification if the broker holds an aggregate of more than 200 shares.

Effect on Outstanding Stock Options. The holders of outstanding stock options issued by Flint River will continue to hold those securities. The terms of the options will not be affected by the Reclassification.

Legal Effectiveness. As soon as practicable after shareholder approval, we will file the Articles of Amendment with the Georgia Secretary of State and will send a Letter of Transmittal to all record holders of Flint River common stock who are entitled to receive Series A Preferred Stock in the Reclassification. The Reclassification will be effective upon the filing of the Articles of Amendment with the Georgia Secretary of State. We anticipate that this will occur in the fourth quarter of 2005.

On the effective date of the Reclassification, each shareholder who owns 200 or fewer shares of record immediately prior to the Reclassification will not have any rights as a Flint River common shareholder and will have only the right to receive Series A Preferred Stock as provided under the Articles of Amendment.

Exchange of Stock Certificates for Series A Preferred Stock. The Letter of Transmittal will provide the means by which shareholders will surrender their Flint River common stock certificates and obtain the Series A Preferred Stock certificates to which they are entitled. If certificates evidencing Flint River common stock have been lost or destroyed, we may, in our full discretion, accept a duly executed affidavit and indemnity agreement of loss or destruction in a form satisfactory to Flint River in lieu of the lost or destroyed certificate. If a certificate is lost or destroyed, the shareholder will be required to submit, in addition to other documents, a bond or other security, satisfactory to the board, indemnifying Flint River and all other persons against any losses incurred as a consequence of the issuance of a new stock certificate. Shareholders whose certificates have been lost or destroyed should contact us as soon as possible. Additional instructions regarding lost or destroyed stock certificates will be included in the Letter of Transmittal that will be sent to shareholders after the Reclassification becomes effective.

Except as described above with respect to lost stock certificates, there will be no service charges or costs payable by shareholders in connection with the exchange of their common stock certificates for Series A Preferred Stock certificates in the Reclassification. We will bear these costs.

The Letter of Transmittal will be sent to shareholders promptly after the effective date of the Reclassification. Do not send in your common stock certificates until you have received the Letter of Transmittal. Assuming you submit your common stock certificates promptly thereafter, we expect that you will receive your Series A Preferred Stock certificates approximately four weeks after the effective date of the Reclassification.

Conditions and Regulatory Approvals. Aside from shareholder approval of the Articles of Amendment, the Reclassification is not subject to any conditions or regulatory approvals.

Termination of Securities Exchange Act Registration. Our common stock is currently registered under the Securities Exchange Act. We will be permitted to terminate our registration once we can certify that we have fewer than 300 shareholders of record. Upon the completion of the Reclassification, we will have approximately 230 shareholders of record. We intend to apply for termination of the registration of our common stock under the Securities Exchange Act as promptly as possible after the effective date of the Reclassification.

Termination of registration under the Securities Exchange Act will substantially reduce the information we are required to furnish to our shareholders and to the SEC, and would make some provisions of the Securities Exchange Act no longer applicable to us (e.g., filing annual reports on Form 10-KSB, filing quarterly reports on Form 10-QSB, and required compliance with the Sarbanes-Oxley Act). Furthermore, our affiliates may be deprived of the ability to dispose of their Flint River common stock under Rule 144 promulgated under the Securities Act of 1933.

We estimate that termination of registration of our common stock under the Securities Exchange Act will save the Company approximately $200,000 per year in legal and accounting fees, printing costs, management time and other expenses. See “Special Factors—Effects of the Reclassification on Flint River” on page 12.

Series A Preferred Stock Issued in Reliance on SEC Exemption. We are issuing the shares of Series A Preferred Stock without registration under the Securities Act of 1933 in reliance on an exemption under Section 3(a)(9) of the Securities Act for the exchange by a company of any security with its existing shareholders exclusively, where no commission or other remuneration is paid or given directly or indirectly for solicitation the exchange. We believe that exemption is available to the Reclassification because we are only issuing the Series A Preferred Stock to our holders of common stock and to no other persons or entities. Further, we are not paying any commission or other remuneration for soliciting the exchange.

Source of Funds and Expenses

We will pay all of the expenses related to the Reclassification, which we estimate will be as follows:

SEC filing fees	$500
Legal fees	80,000
Financial advisory fees	10,000
Printing and mailing costs	5,000
Miscellaneous	4,500
Total	$100,000

We intend to finance the expenses related to the Reclassification with existing working capital.

Dissenters’ Rights

Pursuant to the provisions of the Georgia Code, we are required to allow our shareholders the opportunity to dissent from approval of the Articles of Amendment and to receive the fair value of their shares in cash, plus accrued interest from the effective date of the Reclassification. We expect the interest rate to be at least 7% based on the current judgment rate in Georgia. Holders of our common stock who fulfill the requirements described below will be entitled to assert dissenters’ rights. Shareholders considering the initiation of a dissenters’ proceeding should review this section in its entirety. A dissenters’ proceeding may involve litigation if the Company and such dissenters cannot agree on the fair value of the Company’s common stock on the effective date of the Reclassification.

Preliminary Procedural Steps. Pursuant to the provisions of Article 13 of the Georgia Code, if the Articles of Amendment are consummated, you must:

w
deliver to Flint River, prior to the vote at the special meeting with respect to the approval of the Articles of Amendment, written notice of your intent to demand payment for your shares of Flint River common stock (hereinafter referred to as “shares”);

w	not vote in favor of the Articles of Amendment; and

w	comply with the statutory requirements summarized below.

If you perfect your dissenters’ rights, you will receive the fair value of your shares as of the effective date of the Reclassification. While we do not currently have an estimate of the fair value of our common stock, in the event that shareholders exercise dissenters’ rights, we may determine the fair value by reference to the price paid in recent trades of our common stock. Alternatively, we may hire an expert to render an appraisal of the fair value of our common stock as of the effective date of the Reclassification.

You may assert dissenters’ rights as to fewer than all of the shares registered in your name only if you dissent with respect to all shares beneficially owned by any one beneficial shareholder and you notify Flint River in writing of the name and address of each person on whose behalf you are asserting dissenters’ rights. The rights of a partial dissenter are determined as if the shares as to which that holder dissents and that holder’s other shares were registered in the names of different shareholders.

Written Dissent Demand. Voting against the Articles of Amendment will not satisfy the written demand requirement. In addition to not voting in favor of the Articles of Amendment, if you wish to preserve the right to dissent and seek appraisal, you must give a separate written notice of your intent to demand payment for your shares if the Reclassification is effected. Any shareholder who returns a signed proxy but fails to provide instructions as to the manner in which his or her shares are to be voted will be deemed to have voted in favor of the Articles of Amendment and will not be entitled to assert dissenters’ rights.

Any written objection to the Articles of Amendment satisfying the requirements discussed above should be addressed to the Corporate Secretary, Flint River Bancshares, Inc., 260 Highway 19 North, Camilla, Georgia 31730.

If our shareholders approve the Articles of Amendment at the special meeting, Flint River must deliver a written dissenters’ notice (the “Dissenters’ Notice”) to all of our shareholders who satisfy the foregoing requirements. The Dissenters’ Notice must be sent within ten (10) days after the effective date of the Reclassification and must:

w	state where dissenting shareholders should send the demand for payment;

w	state where and when dissenting shareholders should deposit certificates for the shares;

w	inform holders of uncertificated shares to what extent the transfer of these shares will be restricted after the demand for payment is received;

w	set a date by which Flint River must receive the demand for payment (which date may not be fewer than 30 nor more than 60 days after the Dissenters’ Notice is delivered); and

w	be accompanied by a copy of Article 13 of the Georgia Code.

A record shareholder who receives the Dissenters’ Notice must demand payment and deposit his or her certificates with Flint River in accordance with the Dissenters’ Notice. Dissenting shareholders will retain all of the rights of a shareholder until those rights are cancelled or modified by the consummation of the Reclassification. A record shareholder who does not demand payment or deposit his or her share certificates as required by the dates set forth in the Dissenters’ Notice is not entitled to payment for his or her shares under Article 13 of the Georgia Code.

Except as described below, Flint River must, within ten (10) days of the later of the effective date of the Reclassification or receipt of a payment demand, offer to pay to each dissenting shareholder who complied with the payment demand and deposit requirements described above the amount we estimate to be the fair value of the shares, plus accrued interest from the effective date of the Reclassification. Our offer of payment must be accompanied by:

w	recent financial statements of Flint River;

w	our estimate of the fair value of the shares;

w	an explanation of how the interest was calculated;

w	a statement of the dissenter’s right to demand payment under Section 14-2-1327 of the Georgia Code; and

w	a copy of Article 13 of the Georgia Code.

If the dissenting shareholder accepts Flint River’s offer by written notice within 30 days after Flint River makes the offer, we must pay for the shares within 60 days after the later of the making of the offer or the effective date of the Reclassification.

If the Reclassification is not consummated within 60 days after the date set forth demanding payment and depositing share certificates, we must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. We must send a new Dissenters’ Notice if the Reclassification is consummated after the return of certificates and repeat the payment demand procedure described above.

Section 14-2-1327 of the Georgia Code provides that a dissenting shareholder may notify us in writing of his or her own estimate of the fair value of such holder’s shares and the interest due, and may demand payment of such holder’s estimate, if:

w	he or she believes that the amount offered by us is less than the fair value of his or her shares or that Flint River has calculated incorrectly the interest due; or

w
Flint River, having failed to consummate the Reclassification, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

A dissenting shareholder waives his or her right to demand payment under Section 14-2-1327 of the Georgia Code unless he or she notifies the Company of his or her demand in writing within 30 days after we make or offer payment for the dissenting shareholder’s shares. If we do not offer payment within ten (10) days of the latter of the Reclassification’s effective date or the receipt of a payment demand, then the shareholder may demand the financial statements and other information required to accompany Flint River’s payment offer, and we must provide such information within ten (10) days after receipt of the written demand. The shareholder may notify Flint River of his or her own estimate of the fair value of the shares and the amount of interest due, and may demand payment of that estimate.

Litigation. If a demand for payment under Section 14-2-1327 of the Georgia Code remains unsettled, we must commence a nonjury equity valuation proceeding in the Superior Court of Mitchell County, Georgia, within 60 days after receiving the payment demand, and must petition the court to determine the fair value of the shares and accrued interest. If we do not commence the proceeding within those 60 days, the Georgia Code requires us to pay each dissenting shareholder whose demand remains unsettled the amount demanded. Flint River is required to make all dissenting shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each of them. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the fair value of such holder’s shares plus interest to the date of judgment.

The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against Flint River, except that the court may assess the costs against all or some of the dissenting shareholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 14-2-1327. The court also may assess the fees and expenses of attorneys and experts for the respective parties against Flint River if the court finds we did not substantially comply with the requirements of specified provisions of Article 13 of the Georgia Code, or against either Flint River or a dissenting shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Article 13 of the Georgia Code.

If the court finds that the services of attorneys for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should be not assessed against Flint River, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting shareholders who were benefited. No action by any dissenting shareholder to enforce dissenters’ rights may be brought more than three years after the effective date of the Reclassification, regardless of whether notice of the Articles of Amendment and of the right to dissent were given by Flint River in compliance with the Dissenters’ Notice and payment offer requirements.

If you intend to dissent from approval of the Articles of Amendment, you should review carefully the text of Appendix B and should also consult with your attorney. We will not give you any further notice of the events giving rise to dissenters’ rights or any steps associated with perfecting dissenters’ rights, except as indicated above or otherwise required by law.

We have not made any provision to grant you access to any of the corporate files of Flint River, except as may be required by the Georgia Code, or to obtain legal counsel or appraisal services at the expense of Flint River.

Any dissenting shareholder who perfects his or her right to be paid the “fair value” of his or her shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See “Special Factors—Federal Income Tax Consequences of the Reclassification” on page 19.

INFORMATION ABOUT FLINT RIVER AND ITS AFFILIATES

Directors and Executive Officers

The following table sets forth for each director and executive officer of the Company: (1) the person’s name and age at December 31, 2004; (2) the year he or she was first elected as a director of the Company; (3) his or her position(s) with the Company, other than as a director; and his or her other business experience for the past five years.

Name (Age)	Director Since	Position with the Company And Business Experience
Gerald E. Lewis (60)	2004	Chief executive officer of the Company and the Bank; previously chief executive officer of American Trust Bank from 2001 until 2003; executive vice president and senior lender of Integrity Bank
W. Jerry Kennedy (67)	2004	President of the Company and the Bank; previous Division President and Commercial Lender at SunTrust Bank in Pelham, Georgia
Taylor D. Bankston (48)	2004	Office manager of Wind Gap Farms, a manufacturing facility for the pet food industry
Robert L. Bostick(1) (42)	2004	Managing partner of Bostick Nut Farmers, Inc. and Bostick Brothers Partnership, a pecan processing facility and peanut purchasing and handling of farmerstock peanut operation
Joe Bostick, Jr. (52)	2004	Chairman of the Company and the Bank; licensed real estate broker
Mark W. Briggs(2) (36)	2004	Co-owner of Camilla Auto Parts
Michael G. Briggs (40)	2004	Co-owner of Camilla Auto Parts
Brent W. Collins (41)	2004	Owner/operator of a local farming operation; treasurer of AMC Farms, Inc.; partner in ADBS Farms, a producer of cotton, corn and broilers
Robert W. Hutson, III (26)	2004	Manager of the sales, service and parts department of Robert Hutson Ford-Lincoln-Mercury and Hutson Motor Co. in Moultrie, Georgia
Phyllis P. Hydrick (57)	2004	Case manager/supervisor of the Albany Advocacy Resource Center in Albany, Georgia
Charles M. Jones, III (54)	2004
Chairman of the Board of Albany Bank & Trust, N.A. and its holding company; serves as CEO of Consolidated Loan and Mortgage Co. Mr. Jones also serves as a director of Community Capital Bancshares, Inc.

Tom S. Pinson, Sr. (33)	2004	Cotton marketing representative since 1997; licensed real estate appraiser

Name (Age)	Director Since	Position with the Company And Business Experience
Jane W. Timmons (57)	--	Chief Financial Officer of the Company and the Bank; formerly head operations officer of the Bank of Camilla
Lee Williams (47)	2004	Owner of Lee H. Williams Construction Co., Inc.
Lawrence B. Willson (54)	2004	Vice President of Sunnyland Farms, Inc.; manager of Willson Farming Co. Mr. Willson also serves on the board of directors of Community Capital Bancshares, Inc.
____________________
(1)	Mr. Bostick’s brother, Joe Bostick, Jr., also serves on the Company’s board of directors.
(2)	Mr. Briggs’ brother, Michael G. Briggs, also serves on the Company’s board of directors.

During the past five years, none of the above-named persons have been convicted in a criminal proceeding or have been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining him or her from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Stock Ownership by Affiliates

The following table sets forth the number of shares of Flint River common stock that, as of  October 1, 2005, were beneficially owned by (a) each director of the Company and (b) all executive officers and directors, as a group as of [June 30, 2005]. The information shown below is based upon information furnished to the Company by the named persons. Unless otherwise indicated, each person is the record owner and has sole voting and investment power with respect to his or her shares. Additionally, the address of each person is 260 Highway North 19, Camilla, Georgia 31730.

Information relating to beneficial ownership of the Company is based upon “beneficial ownership” concepts set forth in the rules promulgated under the Securities Exchange Act. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of a security, or “investment power” which includes the power to dispose or to direct the disposition of a security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities.

		% of Beneficial Ownership

Name	Shares	Before Reclassification	After Reclassification

Gerald E. Lewis (1)	13,467	2.1	2.2
W. Jerry Kennedy (2)	1,333	*	*
Taylor D. Bankston (3)	12,667	2.0	2.1
Robert L. Bostick (4)	16,667	2.6	2.8
Joe Bostick, Jr. (5)	20,000	3.2	3.3
Mark W. Briggs (6)	8,333	1.3	1.4
Michael G. Briggs (7)	8,333	1.3	1.4
Brent W. Collins (8)	35,333	5.6	5.8
Robert W. Hutson, III (9)	13,333	2.1	2.2
Phyllis P. Hydrick (10)	33,333	5.2	5.5
Charles M. Jones, III (11)	11,333	1.8	1.9
Tom S. Pinson, Sr. (12)	33,333	5.2	5.5
Lee Williams (13)	44,667	7.0	7.3
Larry B. Willson (14)	6,667	1.1	1.1

All directors and executive officers as a group (14 persons)	258,799	41.2%	43.4%

*	Represents less than one percent.
(1)	Includes 3,367 shares of stock that Mr. Lewis may acquire by exercising a warrant to purchase common stock within 60 days of the date of this proxy statement.
(2)	Includes 333 shares of stock that Mr. Kennedy may acquire by exercising a warrant to purchase common stock within 60 days of the date of this proxy statement.
(3)	Includes 3,167 shares of stock that Mr. Bankston may acquire by exercising a warrant to purchase common stock within 60 days of the date of this proxy statement.
(4)	Includes 4,167 shares of stock that Mr. Bostick may acquire by exercising a warrant to purchase common stock within 60 days of the date of this proxy statement.
(5)	Includes 5,000 shares of stock that Mr. Bostick may acquire by exercising a warrant to purchase common stock within 60 days of the date of this proxy statement.
(6)	Includes 2,083 shares of stock that Mr. Briggs may acquire by exercising a warrant to purchase common stock within 60 days of the date of this proxy statement.
(7)	Includes 2,083 shares of stock that Mr. Briggs may acquire by exercising a warrant to purchase common stock within 60 days of the date of this proxy statement.
(8)
Includes 1,500 shares owned by Mr. Collins’ spouse and 8,833 shares of stock that Mr. Collins may acquire by exercising a warrant to purchase common stock within 60 days of the date of this proxy statement.

(9)	Includes 3,333 shares of stock that Mr. Hutson may acquire by exercising a warrant to purchase common stock within 60 days of the date of this proxy statement.
(10)	Includes 8,333 shares of stock that Ms. Hydrick may acquire by exercising a warrant to purchase common stock within 60 days of the date of this proxy statement.
(11)	Includes 2,833 shares of stock that Mr. Jones may acquire by exercising a warrant to purchase common stock within 60 days of the date of this proxy statement.
(12)	Includes 8,333 shares of stock that Mr. Pinson may acquire by exercising a warrant to purchase common stock within 60 days of the date of this proxy statement.
(13)	Includes 11,167 shares of stock that Mr. Williams may acquire by exercising a warrant to purchase common stock within 60 days of the date of this proxy statement.
(14)	Includes 1,667 shares of stock that Mr. Willson may acquire by exercising a warrant to purchase common stock within 60 days of the date of this proxy statement.

Recent Affiliate Transactions in Flint River Stock

There have been no purchases of our common stock by the filing persons during the past 60 days. The Company has never repurchased any of its outstanding shares of common stock.

Related Party Transactions

Our directors, officers and their affiliates, including members of their families or businesses and other organizations with which they are associated, have banking and other transactions in the ordinary course of business with the Bank. It is the policy of the Bank that any loans or other transactions with those persons or entities (a) are made in accordance with applicable law and the Bank’s lending policies, (b) are made on substantially the same terms, including price, interest rates and collateral, as those prevailing at the time for comparable transactions with other unrelated parties of similar standing, and (c) do not involve more than the normal risk of collectibility or present other unfavorable features to the Company and the Bank. In addition, all future transactions with our directors, officers and their affiliates are intended to be on terms no less favorable than could be obtained from an unaffiliated third party, and must be approved by a majority of our directors, including a majority of the directors who do not have an interest in the transaction.

In addition to the transactions in the ordinary course of business, we have entered into the following transactions with the directors indicated:

•
Lease of Space for Organization Office. Until we completed the purchase of our main office facility, we occupied an organizational office. We leased this office space from Pinson & Bankston, J.V., a joint venture of Michael L. Bankston and Tim Pinson. Ms. Bankston is the husband of Taylor D. Bankston, one of our organizers. Mr. Pinson is the brother of Tom S. Pinson, Sr., one of our organizers. The term of the lease was 12 months, from January to December 2003, with option for renewal for up to four additional 12-month periods. The monthly rental due under this lease was $800 per month. We vacated that space and moved into our existing quarters in July 2004. Due to the short term of the lease and the limited amount of the rent payments, the board determined that an independent appraisal was neither cost effective nor necessary for it to establish that the lease arrangement is on terms that are no less favorable than we could have obtained from an unrelated third party.

•
Renovation of Bank Building. The Lee Williams Construction Company, performed the renovation of the existing bank building. Lee Williams is one of our directors and owns the Lee Williams Construction Company. The board of directors voted to award the contract for renovations to Williams Construction after sealed, written bids were received from four bona-fide bidders and Williams construction was the lowest bid. The bid process was supervised by the architect that drew the plans for the improvement of the building.

As a result of the Reclassification, our affiliates will receive enhanced voting influence, as described above under “—Recommendation of the Board of Directors; Fairness of the Reclassification—Shareholders Retaining Shares of Common Stock.”

Following the Reclassification, we will no longer be obligated to report transactions between us and affiliates, such as those described above. However, other than as described elsewhere in this proxy statement, our affiliates have no economic or other interests which differ from the interests of our unaffiliated shareholders in the Reclassification. Our officers and directors will not receive any additional compensation or benefits as a result of the Reclassification, nor will any agreements with our executives be significantly altered following the Reclassification.

Market for Common Stock and Dividends

The Company closed its initial public offering of securities on September 8, 2004. All sales of securities by the Company in 2004 were registered under the Securities Act. There is currently no established market for the Company’s common stock, and an active trading market is not likely to develop. The Company does not have any plans to list its common stock on any stock exchange or on the over-the-counter market. As a result, investors who need or wish to dispose of all or any part of their common stock may be unable to do so except in private, directly negotiated sales.

The Company has paid no dividends on its common stock since its organization. The principal source of the Company’s cash flow, including cash flow to pay dividends to its shareholders, is dividends that the Bank pays to the Company as its sole shareholder. Statutory and regulatory limitations will apply to the Bank’s payment of dividends to the Company, as well as to the Company’s payment of dividends to its shareholders.

Description of Common Stock

Common Stock. We are authorized by our articles of incorporation to issue 10,000,000 shares of common stock, par value, $1.00 per share. As of the record date, we had 627,737 shares of common stock issued and outstanding and held by approximately 479 shareholders of record.

All shares of common stock are entitled to share equally in dividends from funds legally available therefor, when, as and if declared by the board of directors, and upon liquidation or dissolution of the corporation, whether voluntary or involuntary, to share equally in the assets of the corporation available for distribution to shareholders. Each holder of common stock is entitled to one vote for each share on all matters submitted to the shareholders.

There is no redemption right, sinking fund provision, or right of conversion in existence with respect to the common stock. Our articles of incorporation do not provide for preemptive rights to acquire additional shares of common stock when issued. All of the outstanding shares of common stock are fully paid and non-assessable.

Warrants. In connection with the organization of Flint River, the organizers received a total of 182,500 warrants to purchase common stock at a price of $10.00 per share. The warrants vest in one-third annual increments over a period of three years, beginning on September 8, 2005. As a result, 60,833 of the outstanding warrants are currently vested. The warrants are exercisable for a ten-year period that expires on September 8, 2014. If the Bank’s capital falls below the minimum level required by the Office of the Comptroller of the Currency, we may be directed to require the holders to exercise or forfeit their warrants. The warrants will be unaffected by the Reclassification

Protective Provisions

General. The Georgia Code and the Company’s articles of incorporation and bylaws govern shareholders’ rights and related matters. The Company’s articles of incorporation and bylaws contain several provisions, which are summarized below, that may have an “anti-takeover” effect in that they could prevent an acquisition of the Company unless a potential acquiror has obtained the prior approval of the board of directors of the Company. These provisions may make it more difficult for the Company’s shareholders to replace the board of directors or management, which may tend to perpetuate the incumbent board.

Preferred Stock. The existence of preferred stock could impede a takeover of the Company without the approval of its board of directors. This is because the board of directors could issue shares of preferred stock to persons friendly to current management, which could render more difficult or discourage any attempt to gain control of the Company through a proxy contest, tender offer, merger or otherwise. In addition, the issuance of shares of preferred stock with voting rights may adversely affect the rights of the holders of common stock and, in certain circumstances, could decrease the market price of the common stock.

Consideration of Flint River Constituencies. The Company’s articles of incorporation provide that the board of directors shall consider (1) the short-term and long-term social and economic effects on the employees, customers, shareholders and other constituents of the Company and its subsidiaries, and on the communities within which the Company and its subsidiaries operate (it being understood that any subsidiary bank of the Company is charged with providing support to and being involved in the communities it serves); and (2) the consideration being offered by the other party in relation to the then-current value of the Company in a freely negotiated transaction and in relation to the board of directors’ then-estimate of the future value of the Company as an independent entity when evaluating any offer of another party:

w	to make a tender offer or exchange offer for any equity security of the Company;

w	to merge or effect a share exchange or similar transaction with the Company; or

w	to purchase or otherwise acquire all or substantially all of the assets of the Company.

Classified Board of Directors. The Company’s bylaws provide that our board of directors will be divided into three classes. Our directors will serve staggered terms, meaning that one-third of our directors will be elected each year at our annual meeting. As a result, unless the existing directors were to resign, it would take at least two annual meetings of shareholders to replace a majority of our directors.

Indemnification

The Company’s articles of incorporation and bylaws contain indemnification provisions which provide that directors and officers of the Company (collectively, the “insiders”) will be indemnified against expenses that they actually and reasonably incur if they are successful on the merits of a claim or proceeding to which the insider was made a party because he or she was a director or officer of the Company.

When a case or dispute is settled or otherwise not determined on its merits, the indemnification provisions provide that the Company will indemnify insiders when they meet the applicable standard of conduct. The applicable standard of conduct is met if the insider acted in a manner he or she in good faith believed to be in or not opposed to the best interests of the Company and, in case of a criminal action or proceeding, if the insider had no reasonable cause to believe his or her conduct was unlawful. The Company’s board of directors, its shareholders, or independent legal counsel determines whether the insider has met the applicable standard of conduct in each specific case.

The Company’s articles of incorporation and bylaws also provide that the indemnification rights contained in the articles of incorporation and bylaws do not exclude other indemnification rights to which an insider may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. The Company can also provide for greater indemnification than is provided in the articles of incorporation and bylaws if it chooses to do so, subject to approval by its shareholders. The Company cannot, however, indemnify an insider for liability arising out of circumstances that would cause the insider to remain liable for his or her actions as described under “—Limitation of Liability” below.

The indemnification provisions of the bylaws specifically provide that may purchase and maintain insurance on behalf of any insider against any liability asserted against and incurred by him or her in his or her capacity as an insider, whether or not the Company would have had the power to indemnify against the liability.

The Company is not aware of any pending or threatened action, suit or proceeding involving any of its insiders for which indemnification from the Company may be sought.

Limitation of Liability

Article 9 of the Company’s articles of incorporation eliminates, with some exceptions, the potential personal liability of a director for monetary damages to the Company and to its shareholders for breach of a duty as a director. There is no elimination of liability for the following:

w	a breach of duty involving appropriation of a business opportunity of the Company;

w	an act or omission not in good faith or involving intentional misconduct or a knowing violation of law;

w	a transaction from which the director derives an improper material tangible personal benefit; or

w	any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Code.

Article 9 does not eliminate or limit the right of the Company or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

The Georgia Code allows Georgia corporations to include in their articles of incorporation a provision eliminating or limiting the liability of directors, except in the circumstances described above. As a result, the Company included Article 9 in its articles of incorporation to encourage qualified individuals to serve and remain as directors of the Company. While the Company has not experienced any problems in locating directors, it could experience difficulty in the future as its business activities increase and diversify. The Company also adopted Article 9 to enhance its ability to secure liability insurance for its directors at a reasonable cost. The board of directors believes that Article 9 will enable the Company to secure this insurance on terms more favorable than if it were not included in the articles of incorporation.

Terms of the Series A Preferred Stock

General. The shares of preferred stock to be issued in the Reclassification will be fully paid and nonassessable shares of preferred stock.

Rank. The preferred stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, ranks senior to the common stock and to all other classes and series of equity securities of the Company, other than any classes or series of equity securities that the Company subsequently issued ranking on a parity with, or senior to the preferred stock, as to dividend rights and rights upon liquidation, dissolution or winding-up of the Company. The relative rights and preferences of the preferred stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other series or classes of preferred stock and equity securities designated by the board of directors. The preferred stock is junior to indebtedness issued from time to time by the Company, including notes and debentures.

Dividend Rights. Holders of preferred stock are entitled to a preference in the distribution of dividends, when and if declared and paid by Flint River, so that holders of the preferred shares are entitled to receive dividends in an amount not less than that paid on common shares prior to the receipt of dividends by the holders of common stock. Flint River is not required to pay any dividends on the preferred stock, and has the right to waive the declaration or payment of dividends. Any dividends waived by Flint River will not accumulate to future periods and will not represent a contingent liability of Flint River.

Perpetual Preferred Stock. The preferred stock is referred to as perpetual stock which means stock that does not have a maturity date, cannot be redeemed at the option of the holder, and has no other provisions that will require future redemption of the issue.

Voting Rights. Unlike the common stock, the Series A Preferred Stock will not have voting rights except under very limited circumstances. Holders of preferred stock are entitled to vote only upon proposals for a consolidation or merger of the Company, a share exchange, or a sale, lease, exchange or transfer of all or substantially all of the Company’s assets (a “Change in Control”) and upon which holders of our common stock are entitled to vote. For those matters on which holders of preferred stock are entitled to vote, such holders have the right to one vote for each such share, and are entitled to receive notice of any shareholders’ meeting held to act upon such matters in accordance with the bylaws of Flint River. When voting on a proposed Change in Control, the holders of preferred stock vote together with the holders of common stock and not as a separate class.

Conversion Rights. The shares of preferred stock automatically convert to shares of common stock upon a Change in Control, with each share of preferred stock convertible into one share of common stock.

Liquidation Rights. Holders of preferred stock are entitled to a preference in the distribution of assets of Flint River in the event of any liquidation, dissolution or winding-up of Flint River, whether voluntary or involuntary, equal to the greater of the book value per share, the amount per share to be paid to common shareholders, or $10.00 per share.

Preemptive Rights. Holders of preferred stock do not have any preemptive rights to purchase any additional shares of preferred stock or shares of any other class of capital stock of Flint River that may be issued in the future.

Redemption Rights. Holders of preferred stock have no right to require that we redeem their shares.

Antidilution Adjustments. If the number of our outstanding shares of common stock is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or any other company, by reason of any merger, consolidation, liquidation, reclassification, recapitalization, stock split up, combination of shares or stock dividend, an appropriate adjustment shall be made by the board of directors in the number and relative terms of the Series A Preferred Stock.

Other Matters

The board of directors of the Company knows of no other matters that may be brought before the special meeting. If any other matter or matters incidental to Reclassification should properly come before the meeting, votes will be cast pursuant to the proxies in accordance with the best judgment of the proxyholders. If you cannot be present in person at the special meeting, you are requested to complete, sign, date, and return the enclosed proxy promptly. An envelope has been provided for that purpose. No postage is required if mailed in the United States.

[__________], 2005

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following historical financial data is derived from, and qualified by reference to, our Consolidated Financial Statements and the Notes thereto included in our Annual Report on Form 10-KSB for the year ended December 31, 2004 and our Quarterly Report on Form 10-QSB for the six months ended June 30, 2005. You should read the selected financial data set forth below in conjunction with the foregoing financial statements and notes and in the context of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the reports listed above. The portions of our annual and quarterly reports described above are attached as Appendices C and D to this proxy statement.

	As of and for the six months ended June 30, 2005	As of and for the year ended December 31, 2004

Net interest income	$280,739	58,503
Provision for loan losses	93,118	49,741
Other income	16,745	16,528
Other expense	543,120	731,121
Income taxes	--	--
Net loss	$(338,754)	(705,831)

PER COMMON SHARE
Basic earnings (loss) per share	$(0.54)	(1.12)
Diluted earnings (loss) per share	(0.54)	(1.12)
Cash dividends declared	--	--
Book value	$7.77	8.34

AT PERIOD END
Loans, net	$11,134,058	4,888,506
Earning assets	14,234,835	7,443,272
Assets	16,650,399	9,524,563
Deposits	10,754,046	4,142,219
Shareholders’ equity	$4,879,438	5,232,369
Common shares outstanding	627,737	627,737

AVERAGE BALANCES
Loans	$10,522,805	3,053,488
Earning assets	12,949,820	6,176,617
Assets	15,226,189	8,393,820
Deposits	9,966,521	3,754,663
Shareholders’ equity	$4,096,101	4,607,673
Weighted average shares outstanding	627,737	627,737

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated balance sheet as of June 30, 2005 (the “Pro Forma Balance Sheet”), and the unaudited pro forma consolidated statements of operations for the year ended December 31, 2004, and for the six months ended June 30, 2005 (collectively, the “Pro Forma Statements of Operations”), show the pro forma effect of the Reclassification. Pro forma adjustments to the Pro Forma Balance Sheet are computed as if the Reclassification occurred at June 30, 2005, while the pro forma adjustments to the Pro Forma Statements of Operations are computed as if the Reclassification were consummated on January 1, 2004, the earliest period presented. The following financial statements do not reflect any anticipated cost savings that may be realized by Flint River after consummation of the Reclassification.

The pro forma information does not purport to represent what our results of operations actually would have been if the Reclassification had occurred on January 1, 2004.

FLINT RIVER BANCSHARES, INC.
Pro Forma Consolidated Balance Sheet
June 30, 2005
(Unaudited)

	Flint River Historical		Pro Forma Adjustments		Pro Forma Combined
			Debit	Credit
ASSETS
Cash and due from banks	$644,909	(2)		(100,000)	544,909
Interest bearing deposits with banks	24,216				24,216
Federal funds sold	1,079,000				1,079,000
Cash and cash equivalents	1,748,125				1,748,125
Securities available for sale	1,774,362				1,774,362
Federal Reserve Bank stock, restricted, at cost	159,000				159,000
Federal Home Loan Bank stock, restricted, at cost	64,200				64,200
Loans	11,134,058				11,134,058
Premises and equipment	1,516,372				1,516,372
Other assets	254,282				254,282
Total assets	$16,650,399				16,550,399

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$539,003				539,003
Interest bearing	10,215,043				10,215,043
Total deposits	$10,754,046				10,754,046

Accrued expenses and other liabilities	$16,915				16915
Other borrowed funds	1,000,000				1,000,000
Total liabilities	$11,770,961				11,770,961

Shareholders’ equity:
Series A stock	--	(1)		(310,970)	310,970
Common stock	627,737	(1)	31,097		596,640
Additional paid-in capital	5,649,633	(1, 2)	279,873		5,369,760
Accumulated deficit	$(1,374,038)			100,000	(1,474,038)
Accumulated other comprehensive income (loss)	(23,894)				(23,894)
Total shareholders’ equity	$4,879,438				4,779,438

Total liabilities and equity	$16,650,399				16,550,399

(1) Assumes the issuance of 31,097 shares of Series A stock, issued in exchange for 31,097 shares of common stock

(2) Cost of the transaction including $100,000 in filing, legal and other fees

Shares outstanding (common and preferred)	627,737				627,737
Book value per common equivalent share	$7.77				$7.61

See accompanying notes to pro forma consolidated financial statements.

FLINT RIVER BANCSHARES, INC.
Pro Forma Condensed Consolidated Statements of Operations
For the Six Months Ended June 30, 2005
(Unaudited)

	Flint River Historical	Pro Forma Adjustments	Pro Forma

Interest income	$367,627		367,627
Interest expense	86,888		86,888
Net interest income	$280,739		280,739

Provision for loan losses	$93,118		93,118
Other income	16,745		16,745
Other expense	543,120		543,120
Earnings (loss) before taxes	$(338,754)		(338,754)
Income tax expense	--		--

Net earnings (loss)	$(338,754)		(338,754)

The proposed transaction would not have an effect on the historical statement of operations of the Company as all transaction costs would be financed with existing non-interest bearing cash.

Basic earnings (loss) per share	$(0.54)		$(0.57)
Diluted earnings (loss) per share	$(0.54)		$(0.54)

See accompanying notes to pro forma consolidated financial statements.

FLINT RIVER BANCSHARES, INC.
Pro Forma Consolidated Statements of Operations
For the Year Ended December 31, 2004
(Unaudited)

	Flint River Historical	Pro Forma Adjustments	Pro Forma

Interest income	$93,329		93,329
Interest expense	34,826		34,826
Net interest income	$58,503		58,503

Provision for loan losses	$49,741		49,741
Other income	16,528		16,528
Other expense	731,121		731,121
Earnings (loss) before income taxes	$(705,831)		(705,831)

Income tax benefit	--		--
Net earnings (loss)	$(705,831)		(705,831)

The proposed transaction would not have an effect on the historical statement of operations of the Company as all transaction costs would be financed with existing non-interest bearing cash.

Basic earnings (loss) per share	$(1.12)		$(1.18)
Diluted earnings (loss) per share	$(1.12)		$(1.12)

See accompanying notes to pro forma consolidated financial statements.

FLINT RIVER BANCSHARES, INC.
Notes to Consolidated Pro Forma Financial Statements

(1)
The unaudited pro forma consolidated balance sheet as of June 30, 2005 and consolidated statements of operations for the year ended December 31, 2004 and for the six months ended June 30, 2005 have been prepared based on the historical consolidated balance sheets and statements of operations, which give effect to the Reclassification as if it had occurred on the earliest date presented.

(2)
In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and results for the period presented have been included. Adjustments, if any, are normal and recurring nature.

FLINT RIVER BANCSHARES, INC.
Notes to Consolidated Pro Forma Financial Statements

(1)
The unaudited pro forma consolidated balance sheet as of June 30, 2005 and consolidated statements of operations for the year ended December 31, 2004 and for the six months ended June 30, 2005 have been prepared based on the historical consolidated balance sheets and statements of operations, which give effect to the Reclassification as if it had occurred on the earliest date presented.

(2)
In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and results for the period presented have been included. Adjustments, if any, are normal and recurring nature.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Copies of these reports and other information may be inspected and copied at the SEC’s public reference facility located at 100 F Street, NE, Room 1580, Washington, DC 20549, telephone (202) 551-8090. Copies of these reports and other information can also be obtained by mail at prescribed rates from the SEC at the address provided above, via telephone at 1-800-SEC-0330, or via the SEC’s website at www.sec.gov.

We have filed a Schedule 13E-3 under the Securities Exchange Act in connection with the Reclassification. This proxy statement does not contain all the information contained in the Schedule 13E-3 because certain portions have been omitted in accordance with SEC rules and regulations. The Schedule 13E-3 is available at the SEC for inspection and copying as described above.

APPENDIX A

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
FLINT RIVER BANCSHARES, INC.

I.

Article 2 of the Articles of Incorporation of the Corporation is hereby amended to incorporate therein as Article 2(b) the designation of the rights, privileges, preferences, and limitations of the Series A Preferred Stock as set forth in Attachment I to these Articles of Amendment.

II.

The designation, rights, preferences, and limitations pertaining to the Series A Preferred Stock set forth in Attachment I hereto were duly adopted by the Board of Directors of the Corporation by resolutions May 17, 2005, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, which authorize the issuance of up to 2,000,000 Shares of Preferred Stock, and by Section 14-2-602 of the Georgia Business Corporation Code.

[Signature follows on next page.]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be the Articles of Incorporation to be signed by its duly authorized officer, this ____ day of ___________ 2005.

FLINT RIVER BANCSHARES, INC.

By:	__________________________
Gerald E. Lewis
Chief Executive Officer

FLINT RIVER BANCSHARES, INC.

SERIES A PREFERRED STOCK
Relative Rights and Preferences and Other Terms
As Designated By the Board of Directors

1.    Designation and Initial Number. The class of shares of Preferred Stock hereby authorized shall be designated the “Series A Preferred Stock.” As used hereinafter, the term “Preferred Stock” without designation shall refer to shares of Series A Preferred Stock. The initial number of authorized shares of the Preferred Stock shall be 50,000 shares.

2.    Rank. The Preferred Stock, with respect to dividend rights and rights of liquidation, dissolution or winding up of the corporation, ranks senior to the Common Stock and all of the classes and series of equity securities of the corporation, other than any classes or series of equity securities of the corporation subsequently issued ranking on a parity with, or senior to, the Preferred Stock, as to dividend rights and rights upon liquidation, dissolution or winding up of the corporation. The relative rights and preferences of the Preferred Stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other classes or series of preferred stock and equity securities of the corporation designated by the Board of Directors. The Preferred Stock is junior to indebtedness issued from time to time by the corporation, including notes and debentures.

3.    Voting Rights. Except as provided by law, the holders of the Preferred Stock shall have limited voting rights, and shall be entitled to vote only upon any proposal for a consolidation or merger of the corporation, a share exchange or a sale, lease, exchange or transfer of all or substantially all of its assets as an entirety (a “Change of Control”). On those matters in which the holders of Preferred Stock are entitled to vote, the holders shall have the right to one vote for each share of Preferred Stock, and shall be entitled to receive notice of any shareholders meeting held to act upon such matters in accordance of the Bylaws of the corporation, and shall be entitled to vote in such manner as provided by law. Except as provided by law, the holders of Preferred Stock shall vote together with the holders of Common Stock as a single class, and not as a separate class.

4.    Dividend Rights. The holders of shares of Preferred Stock shall be entitled to a preference in the distribution of dividends, when and as declared by the Board of Directors, and shall receive out of any assets of the corporation legally available therefore, dividends in a per share amount not less than that paid on the shares of Common Stock prior to the payment of any dividends to the holders of the Common Stock. The shares of Preferred Stock shall be non-cumulative with respect to dividends, and the corporation shall have the right to waive the declaration of payment of dividends. Any dividends waived by the corporation shall not accumulate to future periods and shall not represent a contingent liability of the corporation.

5.    Redemption Rights. None.

6.    Liquidation or Dissolution. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the corporation, then, before any distribution or payment shall be made to the holders of any junior stock, the holders of Preferred Stock shall be entitled to be paid in full (on a per share basis) the greater of the net book value of the shares of Preferred Stock as determined under generally accepted accounting principals; the amount paid to the holders of Common Stock or the sum of $10.00 per share. To the extent such payment shall have been made in full to the holders of the Preferred Stock, all other series of preferred stock and any parity stock, the remaining assets and funds of the corporation shall be distributed among the holders of the junior stock, according to their respective rights and preferences and in each case according to their respective shares. If upon liquidation, dissolution or winding up, the amounts so payable are not paid in full to the holders of all outstanding shares of Preferred Stock, and all other shares on a parity with the Preferred Stock, then the holders of Preferred Stock and all other shares on a parity with the Preferred Stock, share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. Neither a Change of Control nor any purchase or redemption of stock of the corporation of any class shall be deemed to be a liquidation, dissolution or winding up of the corporation within the meaning of the provisions of this Section 6.

7.    Convertibility. The Preferred Stock shall automatically convert into shares of the corporation’s Common Stock, on the basis of one share of Common Stock for each share of Preferred Stock, immediately prior to the closing of a Change of Control; provided, however, that such conversion shall be conditioned upon the closing of any such Change of Control, and the holder entitled to receive the Common Stock upon conversion of the Preferred Stock shall be deemed to have converted such shares of Preferred Stock immediately prior to the closing of such Change of Control. If the shares of Preferred Stock shall be converted into Common Stock pursuant to this Section 7, the shares which are converted shall be cancelled and shall not be issuable by this corporation thereafter.

8.    Antidilution Adjustments. If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the corporation or of any other corporation by reason of any merger, consolidation, liquidation, reclassification, recapitalization, stock split, combination of shares, or stock dividend, appropriate adjustment shall be made by the Board of Directors of the corporation in the number, and relative terms, of the shares of Preferred Stock.

9.    Registration Rights. None.

       10.   No Implied Limitations. Nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to divide any or all of the shares of any preferred or special classes into series and, within the limitations set forth in the Georgia Business Corporation Code, to fix and determine the relative rights and preferences of the shares of any series so established, to the full extent provided in the Articles of Incorporation of the corporation.

       11.   General Provisions. In addition to the above provisions with respect to the Preferred Stock, such Preferred Stock shall be subject to, and entitled to the benefits of, the provisions set forth in the corporation’s Articles of Incorporation with respect to preferred stock generally.

       12.   Definitions. As used herein with respect to the Preferred Stock, the following terms have the following meanings:

a.    The term “parity stock” means all series of preferred stock (including but not limited to Preferred Stock) and any other class of stock of the corporation hereafter authorized ranking on a parity with the Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the corporation.

b.    The term “junior stock” shall mean the Common Stock and any other class of stock of the corporation hereafter authorized over which preferred stock, including without limitation the Preferred Stock, has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the corporation.

       13.   Notices. All notices required or permitted to be given by the corporation with respect to the Preferred Stock shall be in writing, and if delivered by first class United States mail, postage prepaid, to the holders of the Preferred Stock at their last addresses as they shall appear upon the books of the corporation, shall be conclusively presumed to have been duly given, whether or not the shareholder actually receives such notice; provided, however, that failure to duly give such notice by mail, or any defect in such notice, to the holders of any stock designated for redemption, shall not affect the validity of the proceedings for the redemption of any other shares of Preferred Stock.

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION

APPENDIX B

ARTICLE 13 OF THE
GEORGIA BUSINESS CORPORATION CODE

14-2-1301.    Definitions.

As used in this article, the term:

(1)    “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2)    “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3)    “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4)    “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5)    “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6)    “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7)    “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8)    “Shareholder” means the record shareholder or the beneficial shareholder.

14-2-1302.    Right to dissent.

(a)    A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1)    Consummation of a plan of merger to which the corporation is a party:

(A)    If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

(i)    The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

(ii)    Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

(iii)   The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B)    If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2)    Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3     Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4)    An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(5)    Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b)    A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenters’ rights.

(c)    Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1)    In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(2)    The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303.    Dissent by nominees and beneficial owners.

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

14-2-1320.    Notice of dissenters’ rights.

(a)    If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b)    If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321.    Notice of intent to demand payment.

(a)    If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1)    Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2)    Must not vote his shares in favor of the proposed action.

(b)    A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322.    Dissenters’ notice.

(a)    If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b)    The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1)    State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2)    Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3)    Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4)    Be accompanied by a copy of this article.

14-2-1323.    Duty to demand payment.

(a)    A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b)    A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c)     A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

14-2-1324.    Share restrictions.

(a)    The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b)    The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325.    Offer of payment.

(a)    Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b)    The offer of payment must be accompanied by:

(1)    The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)    A statement of the corporation’s estimate of the fair value of the shares;

(3)    An explanation of how the interest was calculated;

(4)    A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5)    A copy of this article.

(c)    If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326.    Failure to take action.

(a)    If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b)    If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327.    Procedure if shareholder dissatisfied with payment or offer.

(a)    A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1)    The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2)    The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b)    A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c)    If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1)    The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2)    The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

14-2-1330.    Court action.

(a)    If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b)    The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c)    The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d)    The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

(e)    Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331.    Court costs and counsel fees.

(a)    The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b)    The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1)    Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2)    Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c)    If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332.    Limitation of actions.

No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

APPENDIX C

FINANCIAL STATEMENTS AND MANAGEMENT’S DISCUSSION
AND ANALYSIS FOR THE SIX MONTHS ENDED JUNE 30, 2005

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2005 AND DECEMBER 31, 2004
(UNAUDITED)

Assets	June 30, 2005	December 31, 2004

Cash and due from banks	$644,909	$377,027
Interest bearing deposits with banks	24,216	-
Federal funds sold	1,079,000	477,000
Total cash and cash equivalents	1,748,125	854,027

Securities available for sale, at fair value	1,774,362	1,936,156
Federal Reserve Bank stock, restricted, at cost	159,000	159,000
Federal Home Loan Bank stock, restricted, at cost	64,200	-

Loans, net of unearned income	11,273,289	4,935,848
Less - allowance for loan losses	(139,231)	(47,342)
Loans, net	11,134,058	4,888,506

Bank premises and equipment, net	1,516,372	1,506,183
Accrued interest receivable	146,477	65,262
Other assets	107,805	115,429
Total Assets	$16,650,399	$9,524,563

Liabilities and Shareholders' Equity

Deposits:
Non-interest bearing	$539,003	$296,829
Interest bearing	10,215,043	3,845,390
Total deposits	10,754,046	4,142,219

Federal funds purchased and securities
sold under repurchase agreements	-	-
FHLB Borrowing	1,000,000	-
Accrued interest payable	14,609	3,030
Accrued expenses and other liabilities	2,306	146,945
Total liabilities	11,770,961	4,292,194

Shareholders' Equity:
Common stock, $1 par value, authorized 10,000,000 shares,
issued and outstanding 632,237 shares	632,237	632,237
Paid-in capital surplus	5,645,133	5,645,133
Deficit accumulated during development stage	(365,022)	(365,022)
Accumulated deficit	(1,009,016)	(670,262)
Accumulated other comprehensive loss	(23,894)	(9,717)
Total shareholders' equity	4,879,438	5,232,369
Total Liabilities and Shareholders' Equity	$16,650,399	$9,524,563

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF LOSS
FOR THE THREE MONTHS ENDED AND SIX MONTHS ENDED JUNE 30, 2005
(UNAUDITED)

	Three Months Ended	Six Months Ended
	June 30, 2005	June 30, 2005
Interest and Dividend Income:
Interest and fees on loans	$199,979	$317,331
Interest and dividends on securities:
Taxable income	18,247	41,838
Income on federal funds sold	2,623	8,458
Total interest and dividend income	220,849	367,627

Interest Expense:
Deposits	47,982	79,787
Other borrowed funds	7,013	7,101
Total interest expense	54,995	86,888

Net interest income before provision for loan losses	165,854	280,739
Less - provision for loan losses	44,110	93,118
Net interest income after provision for loan losses	209,964	187,621

Noninterest Income:
Service charges on deposit accounts	1,366	2,516
Other service charges, commissions and fees	223	505
Other income	7,890	13,724
Total noninterest income	9,479	16,745

Noninterest Expense:
Salaries	117,291	231,139
Employee benefits	33,158	63,341
Net occupancy expense	18,128	31,144
Equipment rental and depreciation of equipment	32,435	60,875
Other expenses	79,918	156,621
Total noninterest expense	280,930	543,120

Loss Before Income Taxes	(149,707)	(338,754)
Provision for income taxes	-	-
Net Loss	$(149,707)	$(338,754)

Loss per share:
Basic	$(0.24)	$(0.54)
Diluted	$(0.24)	$(0.54)

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2005
(UNAUDITED)

Cash Flows from Operating Activities:
Net loss	$(338,754)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for loan losses	93,118
Depreciation	44,131
Changes in accrued income and other assets	(73,591)
Changes in accrued expenses and other liabilities	(133,060)
Net cash used in operating activities	(408,156)

Cash Flows from Investing Activities:
Net change in loans to customers	(6,338,670)
Proceeds from paydowns of available for sale securities	147,617
Purchase of Federal Home Loan Bank stock	(64,200)
Property and equipment expenditures	(54,320)
Net cash used in investing activities	(6,309,573)

Cash Flows from Financing Activities:
Net change in deposits	6,611,827
Proceeds from Federal Home Loan Bank borrowings	1,000,000
Proceeds from federal funds purchased	-
Net cash provided by financing activities	7,611,827

Net Decrease in Cash and Cash Equivalents	894,098
Cash and Cash Equivalents, Beginning of Year	854,027
Cash and Cash Equivalents, End of Year	$1,748,125

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

(1)	Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information, and with the instructions to Form 10-QSB and Item 310 (b) of Regulation S-B of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the period ended June 30, 2005, are not necessarily indicative of the results that may be expected for the year ended December 31, 2005. For further information refer to the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004.

(2)	New and Pending Pronouncements

There are no other recent accounting pronouncements that have had, or are expected to have, a material effect on the Company’s financial statements.

(3)	Other Comprehensive Loss

During the six months ended June 30, 2005, the Company had unrealized holding losses on investment securities which were reported as comprehensive loss. An analysis of accumulated other comprehensive loss since December 31, 2004 is as follows:

Accumulated other comprehensive loss at December 31, 2004	$(9,717)
Other Comprehensive loss, net of tax:
Change in unrealized loss on securities available for sale net of deferred income tax expense of $-0-	(14,177)
Less- Reclassification adjustment for gains realized in net income	-
Accumulated over comprehensive loss at June 30, 2005	$(23,894)

FLINT RIVER BANCSHARES, INC.
Item 2 - Management’s Discussion and Analysis

OVERVIEW

Flint River Bancshares, Inc. (the “Company”) was incorporated on December 2, 2002 to serve as a holding company for Flint River National Bank, Camilla, Georgia (the “Bank”). During the organizational phase, the Company focused on obtaining a bank charter from the Office of the Comptroller of the Currency (the “OCC”), deposit insurance from the Federal Deposit Insurance Corporation (the “FDIC”), and on raising capital for the Bank in an initial public offering. After receiving regulatory approval from the OCC and the FDIC and closing the initial public offering, the Bank began operations on September 8, 2004.

FINANCIAL RESULTS

From the date of inception of December 2, 2002 to June 30, 2004, the Company had no significant operations. Accordingly, comparison of performance between June 30, 2004 and June 30, 2005 would provide no meaningful information. Thus, we will only discuss the financial results for the three month period ended June 30, 2005.

For the six-month period ended June 30, 2005, net loss amounted to ($338,754). The net loss resulted from expenses of $723,126 compared to revenues of $384,372. The largest expense is salaries and benefits in the amount of $294,480, representing 40.7% of total expenses. Other significant expenses were loan loss reserve contributions of $93,118, representing 12.9% of total expenses; occupancy and equipment expenses of $92,019, representing 12.7%; and interest expenses of $86,888, representing 12.0% of total expenses. All other expenses, including advertising and legal, consulting and regulatory fees, amounted to $156,621, or 21.7% of total expenses.

The Bank’s operations will depend substantially on its net interest income, which is the difference between the interest income earned on its loans and other assets and the interest expense paid on its deposits and other borrowings. This difference is largely affected by changes in market interest rates, credit policies of monetary authorities, and other local, national or international economic factors which are beyond the Bank’s ability to predict or control. Large changes in interest rates the Bank pays on deposits and other borrowings, or charges on loans, may decrease or eliminate the Bank’s profitability.

FUNDING OF OPERATIONS AND LIQUIDITY

The Company’s operations from January 1, 2005 through June 30, 2005 have been funded through the original capitalization, through the receipt of the deposits noted elsewhere in this report, and from unsecured lines of credit available to it in the total amount of $3,750,000. At June 30, 2005, there were no funds advanced against the lines of credit mentioned above.

In April 2005, the Bank borrowed $1,000,000 from the Federal Home Loan Bank of Atlanta (the “FHLB”). This advance is collateralized by securities that the Bank owns. At June 30, 2005, the FHLB advance had a balance of $1,000,000. This advance is at a rate of 3.53% and matures on October 19, 2005.

FLINT RIVER BANCSHARES, INC.
Item 2 - Management’s Discussion and Analysis

We believe that the proceeds raised during our initial public offering will provide sufficient capital to support the growth of both the Company and the Bank for at least 24 months from the date the Bank opened for business.

CAPITAL EXPENDITURES

The organizers initially purchased an existing 3,700-square-foot banking location on a one-acre lot in Camilla, Georgia. The facility has been expanded to a total size of 6,000 square feet and the renovation was fully completed in January 2005.

ADVISORY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the statements contained in this report on Form 10-QSB that are not historical facts are forward looking statements relating to, without limitation, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management.

The Company cautions readers of this report that such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward-looking statements. Although the Company’s management believes that their expectations of future performance are based on reasonable assumptions within the bounds of their knowledge of their business and operations, there can be no assurance that actual results will not differ materially from their expectations.

The Company’s operating performance each quarter is subject to various risks and uncertainties that are discussed in detail in the Company’s filings with the SEC, including the “Risk Factors” section of the Company’s Registration Statement (Registration No. 333-109524) as filed with the SEC and declared effective on April 14, 2004.

APPENDIX D

FINANCIAL STATEMENTS AND MANAGEMENT’S DISCUSSION
AND ANALYSIS FOR THE YEAR ENDED DECEMBER 31, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Flint River Bancshares, Inc. and Subsidiary

We have audited the consolidated balance sheet of Flint River Bancshares, Inc. and Subsidiary as of December 31, 2004, and the related consolidated statements of changes in shareholders' equity, loss and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Flint River Bancshares, Inc. and Subsidiary at December 31, 2004, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Thigpen, Jones, Seaton & Co., P.C.

February 4, 2005
Dublin, Georgia

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2004

Assets

Cash and due from banks	$377,027
Federal funds sold	477,000
Total cash and cash equivalents	854,027

Securities available for sale, at fair value	1,936,156
Federal Reserve Bank stock, restricted, at cost	159,000

Loans, net of unearned income	4,935,848
Less - allowance for loan losses	(47,342)
Loans, net	4,888,506

Bank premises and equipment, net	1,506,183
Accrued interest receivable	65,262
Other assets	115,429
Total Assets	$9,524,563

Liabilities and Shareholders' Equity

Deposits:
Non-interest bearing	$296,829
Interest bearing	3,845,390
Total deposits	4,142,219

Accrued interest payable	3,030
Accrued expenses and other liabilities	146,945
Total liabilities	149,975

Shareholders' Equity:
Common stock, $1 par value, authorized 10,000,000 shares,
issued and outstanding 632,237 shares	632,237
Paid-in capital surplus	5,645,133
Accumulated deficit	(365,022)
Deficit accumulated during development stage	(670,262)
Accumulated other comprehensive loss	(9,717)
Total shareholders' equity	5,232,369
Total Liabilities and Shareholders' Equity	$9,524,563

See Accompanying Notes to Consolidated Financial Statements

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

					Deficit
					Accumulated	Accumulated
	Common		Paid-in		During	Other
	Stock	Common	Capital	Accumulated	Development	Comprehensive
	Subscription	Stock	Surplus	Deficit	Stage	Income	Total

Balance, December 31, 2003	$(10)	$1	$9	$-	$(329,453)	$-	$(329,453)
Comprehensive income:
Net loss	-	-	-	(365,022)	(340,809)	-	(705,831)
Valuation allowance adjustment on
securities available for sale	-	-	-	-	-	(9,717)	(9,717)
Total comprehensive income							(715,548)
Issuance of common stock	10	632,236	5,645,124	-	-	-	6,277,370
Balance, December 31, 2004	$-	$632,237	$5,645,133	$(365,022)	$(670,262)	$(9,717)	$5,232,369

See Accompanying Notes to Consolidated Financial Statements

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF LOSS
YEAR ENDED DECEMBER 31, 2004

Interest Income:
Interest and fees on loans	$66,990
Interest on securities-
Taxable income	18,836
Income on federal funds sold	7,503
Total interest income	93,329

Interest Expense:
Deposits	11,883
Other borrowed funds	22,943
Total interest expense	34,826

Net interest income before provision for loan losses	58,503
Less - provision for loan losses	49,741
Net interest income after provision for loan losses	8,762

Noninterest Income:
Service charges on deposit accounts	906
Other service charges, commissions and fees	4,102
Other income	11,520
Total noninterest income	16,528

Noninterest Expense:
Salaries	331,566
Employee benefits	64,790
Net occupancy expense	19,541
Equipment rental and depreciation of equipment	67,720
Other expenses	247,504
Total noninterest expense	731,121

Loss Before Income Taxes	(705,831)
Provision for income taxes	-
Net Loss	$(705,831)

Loss per share:
Basic	$(3.57)
Diluted	$(3.57)

See Accompanying Notes to Consolidated Financial Statements

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2004

Cash Flows from Operating Activities:
Net loss	$(705,831)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for loan losses	49,741
Depreciation	28,572
Changes in accrued income and other assets	(175,691)
Changes in accrued expenses and other liabilities	142,563
Net cash used in operating activities	(660,646)

Cash Flows from Investing Activities:
Net change in loans to customers	(4,938,247)
Purchase of available for sale securities	(2,011,048)
Proceeds from paydowns of available for sale securities	65,175
Purchase of Federal Reserve Bank stock	(159,000)
Property and equipment expenditures	(1,470,346)
Net cash used in investing activities	(8,513,466)

Cash Flows from Financing Activities:
Net change in deposits	4,142,219
Proceeds from issuance of short-term debt	147,000
Proceeds from issuance of long-term debt	1,589,198
Principle payments on short-term debt	(539,000)
Principle payments on long-term debt	(1,589,198)
Proceeds from issuance of common stock	6,277,370
Net cash provided by financing activities	10,027,589

Net Increase in Cash and Cash Equivalents	853,477
Cash and Cash Equivalents, Beginning of Year	550
Cash and Cash Equivalents, End of Year	$854,027

See Accompanying Notes to Consolidated Financial Statements

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2004

A.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.
Reporting Entity - Flint River Bancshares, Inc. (the “Company”) is a bank holding company for Flint River National Bank (the “Bank”). The Bank began operation on September 8, 2004 and operates as a national bank in Camilla, Georgia. In December 2002, the organizers of the Company began the process of establishing the Bank. From that time until commencement of operations, the proposed Bank was a development stage enterprise. The Bank provides a variety of financial services to individuals and small businesses through its office in Southwest Georgia. Its primary deposit products are checking, savings and term certificate accounts, and its primary lending products are commercial real estate loans.

2.
Securities - The classification of securities is determined at the date of purchase. Gains or losses on the sale of securities are recognized on a specific identification basis. Premiums and discounts are recognized in interest income using the interest method over the year to maturity. Gains or losses on the sale of securities are recognized on a specific identification basis.

Securities available for sale, primarily debt securities, are recorded at fair value with unrealized gains or losses (net of tax effect) excluded from earnings and reported as a component of shareholders’ equity. Securities available for sale will be used as a part of the Company’s interest rate risk management strategy and may be sold in response to changes in interest rates, changes in prepayment risk and other factors.

Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts.

Held to maturity securities, primarily debt securities are stated at cost, net of the amortization of premium and the accretion of discount. The Company intends and has the ability to hold such securities on a long-term basis or until maturity.

The market value of securities is generally based on quoted market prices. If a quoted market price is not available, market value is estimated using quoted market prices for similar securities. A decline in the fair value below cost of any held-to-maturity security that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

3.
Loans and Interest Income - Loans are stated at the amount of unpaid principal, reduced by net deferred loan fees, unearned discount and a valuation allowance for possible loan losses. Interest on simple interest installment loans and other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

Fees on loans and costs incurred in origination of loans are recognized at the time the loan is recorded. Because loan fees are not significant and the majority of loans have maturities of one period or less, the results of this method of accounting are not materially different than the results which would be obtained by accounting for loan fees and costs in accordance with accounting principles generally accepted in the United States of America.

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2004

4.
Allowance for Loan Losses - The allowance for loan losses is available to absorb losses inherent in the credit extension process. The entire allowance is available to absorb losses related to the loan and lease portfolio and other extensions of credit, including off-balance sheet credit exposures. Credit exposures deemed to be uncollectible are charged against the allowance for loan losses. Recoveries of previously charged-off amounts are credited to the allowance for loan losses. Additions to the allowance for credit losses are made by charges to the provision for credit losses.

The allowance for loan losses is maintained at a level which, in management’s judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions and other risks inherent in the portfolio. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Substantially all of the Bank’s loans that have been identified as impaired have been measured by the fair value of existing collateral.

Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer loans for impairment disclosures.

5.
Premises and Equipment - Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is charged to operating expenses over the estimated useful lives of the assets and is computed on the straight-line method. Costs of major additions and improvements are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred. Gains or losses from disposition of property are reflected in operations and the asset account is reduced.

6.
Income Taxes - The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the period in which the differences are expected to reverse.

The Company and the Bank file a consolidated income tax return. The Bank computes its income tax expense as if it filed an individual return except that it does not receive any portion of the surtax allocation. Any benefits or disadvantages of the consolidation are absorbed by the parent company. The Bank pays its allocation of federal income taxes to the parent company or receives payment from the parent company to the extent that tax benefits are realized.

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2004

Recognition of deferred tax balance sheet amounts is based on management’s belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards, and tax credits will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur.

7.
Cash and Cash Equivalents - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, highly liquid debt instruments purchased with an original maturity of three months or less and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. Interest bearing deposits in other banks with original maturities of less than three months are included.

8.
Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.

The Bank’s loans are generally secured by specific items of collateral including real property, consumer assets, and business assets. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent on local economic conditions.

While management uses available information to recognize losses on loans, reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

9.
Advertising Costs - It is the policy of the Bank to expense advertising costs as they are incurred. The Bank does not engage in any direct-response advertising and accordingly has no advertising costs reported as assets on its balance sheet. Amounts charged to advertising expense for the year ended December 31, 2004 was $13,390.

10.
Officer and Employee Stock Option Plan - Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. The Corporation has elected to continue with the accounting methodology in Opinion No. 25. Stock options issued under the Corporation’s stock option plan have no intrinsic value at the grant date, and under Opinion No. 25, no compensation cost is recognized for them.

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2004

11.
Income (Loss) per Common Share - Basic income (loss) per share represents income (loss) allocable to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted income (loss) per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to loss that would result from the assumed conversion. Potential common shares that may be issued by the Bank relate solely to outstanding stock options, and are determined using the treasury stock method. Income (loss) per common share has been computed based on the following:

Year Ended
December 31, 2004
Net loss applicable to common stock	$(705,831)
Less - preferred stock dividends	-
Net loss applicable to common stock	$(705,831)

Average number of common shares outstanding	632,237
Effect of dilutive options, warrants, etc.	-
Average number of common shares outstanding
used to calculate diluted earnings per common share	632,237

12.
Comprehensive Income -The Corporation adopted SFAS No. 130, “Reporting Comprehensive Income” as of January 1, 2002. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The adoption of SFAS No. 130 had no effect on the Bank’s net income or shareholders’ equity. The components of other comprehensive income and related tax effects are as follows:

Year Ended
December 31, 2004
Unrealized holding gains (losses) on
available-for-sale securities	$(9,717)
Reclassification adjustment for gains
realized in income	-
Net unrealized gains (losses)	(9,717)
Tax effect	-
Net-of-tax amount	$(9,717)

B.	INVESTMENT SECURITIES

Debt and equity securities have been classified in the balance sheet according to management's intent. The following table reflects the amortized cost and estimated market values of investments in debt securities. In addition, gross unrealized gains and gross unrealized losses are disclosed, in accordance with Statement of Position 90-11 of the American Institute of Certified Public Accountants, which is effective for financial statements covering fiscal period ending after December 15, 1990.

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2004

Securities Available for Sale:

	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Market Value
December 31, 2004
Mortgage backed securities	$1,945,873	$-	$(9,717)	$1,936,156

There were no securities held to maturity as of December 31, 2004.

There were no pledged securities at December 31, 2004.

The amortized cost and estimated market value of debt securities available for sale, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.

	Available for Sale
		Estimated
December 31, 2004	Amortized Cost	Market Value

Mortgage backed securities	$1,945,873	$1,936,156

The market value is established by an independent pricing service as of the approximate dates indicated. The differences between the book value and market value reflect current interest rates and represent the potential loss (or gain) had the portfolio been liquidated on that date. Security losses (or gains) are realized only in the event of dispositions prior to maturity.

At December 31, 2004, the Bank did not hold investment securities of any single issuer, other than obligations of the U.S. Government agencies, whose aggregate book value exceeded ten percent of shareholders' equity.

Information pertaining to securities with gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

December 31, 2004
	Less Than Twelve Months		More Than Twelve Months
	Unrealized	Estimated	Unrealized	Estimated
Securities Available for Sale	Losses	Market Value	Losses	Market Value
Mortgage backed securities	$9,717	$1,936,156	$-	$-

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2004

At December 31, 2004, two debt securities have unrealized losses with aggregate depreciation of .50% from the Company’s amortized cost basis. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts’ reports. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

C.	LOANS

The following is a summary of the loan portfolio by principal categories at December 31, 2004:

2004

Commercial	$1,654,948
Real estate - Commercial	2,769,243
Installment loans to individuals	511,657
Total Loans	4,935,848
Less-
Allowance for loan losses	(47,342)
Loans, net	$4,888,506

Overdrafts included in loans amounted to $86 at December 31, 2004.

D.	ALLOWANCE FOR LOAN LOSSES

A summary of changes in the allowance for loan losses of the Bank is as follows:

2004
Beginning balance	$-
Add - provision for possible loan losses	49,741
Subtotal	49,741
Deduct:
Loans charged off	(2,399)
Recoveries on loans previously charged off	-
Net loans charged off	(2,399)
Balance, end of year	$47,342

As of December 31, 2004, there were no loans with interest discontinued or reduced.

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2004

E.	BANK PREMISES AND EQUIPMENT

The following is a summary of asset classifications and depreciable lives for the Company as of December 31, 2004:

	Useful Lives (Years)
Land		$60,000
Banking house and improvements	8-40	735,556
Furniture and fixtures	5-10	260,823
Bank owned automobiles	5	44,268
Construction in process		433,469
Total		1,534,116
Less - accumulated depreciation		(27,933)
Bank premises and equipment, net		$1,506,183

Depreciation included in operating expenses amounted to $28,572 for the year ended December 31, 2004.

F.	DEPOSITS

The aggregate amount of time deposits exceeding $100,000 and deposit liabilities in NOW accounts are as follows at December 31, 2004:

2004

Time deposits exceeding $100,000	$299,691
NOW Accounts	$1,741,025

The scheduled maturities of time deposits are as follows:

2005	$416,679
2006	514,101
Total time deposits	$930,780

G.	BORROWINGS

From time to time, short-term borrowings in the form of Federal funds purchased are used to meet liquidity needs. Federal funds purchased lines of credit totaling $3,750,000 at December 31, 2004 were maintained with various correspondent banks. At various times during the period the subsidiary was advanced funds against these lines; however, at December 31, 2004, there was no outstanding balance.

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2004

H.	PROVISION FOR INCOME TAXES

The provision for income taxes was computed as follows for the year ended December 31, 2004:

Current tax expense (benefit)	$-
Deferred tax expense (benefit)	-
Net provision for (benefit of) income taxes	$-

Deferred income taxes are reflected for certain timing differences between book and taxable income and will be reduced in future years as these timing differences reverse. At the present, these differences would generate a deferred tax asset and deferred tax benefit. This asset has been offset by a 100% allowance until such time as the Company demonstrates the ability to recognize that asset and benefit through generating taxable income.

The reasons for the difference between the actual tax expense and tax computed at the federal income tax rate are as follows for the period ended December 31, 2004:

Tax on pretax loss at statutory rate	$(239,983)
Effect of net operating loss carryovers	161,984
Non-deductible business meals and entertainment	121
Non-deductible officer life insurance	115
Non-deductible organization costs	113,977
Effect of deferred tax attributes	(36,214)
Total	$-
Net effective tax rate	0.0%

At December 31, 2004, the Company had a net operating loss carryover of $476,423 for federal tax purposes. This loss carryforward can be utilized in each succeeding year through 2024 to offset taxable income generated in those years.

I.	EMPLOYEE BENEFIT PLANS

The Company offered stock warrants to its organizers to purchase an aggregate of 182,500 shares of the Company’s common stock. The warrants were offered to the organizers to encourage their substantial long-term investment in the Bank and in recognition of services they provide as directors of the Company. The number of shares subject to each warrant will be determined based upon the number of shares purchased by each organizer. The organizers’ rights under the warrants vest in annual one-third increments over a period of three years, beginning on the first anniversary of the date the Company first issued its common stock and will be exercisable after the vesting date at an exercise price of $10.00 per share, subject to limitations. The warrants will expire ten years after they are issued. The organizer warrants are not transferable.

J.	LIMITATION ON DIVIDENDS

The Board of Directors of any nationally chartered bank in Georgia may declare and pay cash dividends on its outstanding capital stock, up to specified limits, without any request for approval of the Bank’s regulatory agency if the certain conditions are met.

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2004

K.	FINANCIAL INSTRUMENTS

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in those particular financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

The Bank does require collateral or other security to support financial instruments with credit risk.

Contract or
Notional Amount
Financial instruments whose contract amount represent credit risk:
Commitments to extend credit	$4,021,000
Standby letters of credit	-
Total	$4,021,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management’s credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. All letters of credit are due within one period of the original commitment date. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

L.	RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has direct and indirect loans outstanding to or for the benefit of certain executive officers and directors. These loans were made on substantially the same terms as those prevailing, at the time made, for comparable loans to other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2004

The following is a summary of activity during 2004 with respect to such loans to these individuals:

Balances at beginning of year	$-
New loans	16,000
Repayments	-
Balances at end of year	$16,000

The Bank also had deposits from these related parties of approximately $861,181 at December 31, 2004.

M.	DISCLOSURES RELATING TO STATEMENTS OF CASH FLOWS

Interest and Income Taxes - Cash paid during the period ended December 31, 2004 for interest and income taxes was as follows:

Interest on deposits and borrowings	$32,514
Income taxes, net	$-

Other Non-Cash Transactions - Other non-cash transactions relating to investing and financing activities were as follows:

Changes in unrealized gain/loss on investments	$(9,717)

N.	CREDIT RISK CONCENTRATION

The Bank grants consumer, commercial and residential and commercial real estate loans to its customers. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent on the area's economic stability. The primary trade area is generally that area within fifty miles of its main office.

The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of policy, does not extend credit in excess of the legal lending limit to any single borrower or group of related borrowers.

The Bank maintains its cash balances in various financial institutions. Accounts at each institution are secured by the Federal Deposit Insurance Corporation up to $100,000. Uninsured balances aggregate to $156,508 at December 31, 2004.

O.	FAIR VALUES OF FINANCIAL INSTRUMENTS

SFAS No. 107, Disclosures about Fair Value of Financial Instruments requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheets, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of Bank’s financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered as representative of the liquidation value of the Bank, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Bank since purchase, origination, or issuance.

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2004

Cash and Short-Term Investments - For cash, due from banks, federal funds sold and interest-bearing deposits with other banks, the carrying amount is a reasonable estimate of fair value.

Investment Securities Held to Maturity and Securities Available for Sale - Fair values for investment securities are based on quoted market prices.

Loans and Mortgage Loans Held for Sale - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

Deposit Liabilities - The fair value of demand deposits, savings accounts and certain money market deposits are the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

Federal Funds Purchased - The carrying value of federal funds purchased approximates their fair value.

FHLB Advances - The fair value of the Bank’s fixed rate borrowings are estimated using discounted cash flows, based on Bank’s current incremental borrowing rates for similar types of borrowing arrangements.

Long-Term Debt and Convertible Subordinated Debentures - Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees Written - Because commitments to extend credit and standby letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

Limitations - Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include the mortgage banking operation, brokerage network, premises and equipment and goodwill.

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2004

The carrying amount and estimated fair values of the Bank financial instruments are as follows as of December 31, 2004:

	Carrying	Estimated
	Amount	Fair Value
Assets:
Cash and short-term investments	$854,027	$854,027
Securities available for sale	1,936,156	1,936,156
Loans	4,935,848	4,913,288
Liabilities-
Deposits	4,142,219	4,148,872
Unrecognized financial instruments:
Commitments to extend credit	4,021,000	4,021,000
Standby letters of credit	-	-

P.	OPERATING EXPENSES

Components of other operating expenses greater than 15% of total interest income and other income are as follows for the year ended December 31, 2004:

Supplies and printing	$25,832
Legal fees	19,985
Audit fees	20,320
Other expenses	85,248

Q.	REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the feeral banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Subsidiary’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total risk-based and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2004, the Bank meets all capital adequacy requirements to which it is subject. As of December 31, 2004, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Institution’s category.

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2004

The Bank’s actual capital amounts and ratios as of December 31, 2004 are presented in the following table:

						To Be Well Capitalized
			For Capital			Under Prompt Corrective
	Actual		Adequacy Purposes			Action Provisions

	Amount	Ratio	Amount		Ratio	Amount		Ratio

Total Risk-Based Capital To
(Risk-Weighted Assets)	$4,436,000	62.34%	$569,265	>	8.0%	$711,582	>	10.0%

Tier I Capital To
(Risk-Weighted Assets)	4,388,000	61.66%	284,658	>	4.0%	426,987	>	6.0%

Tier I Capital To
(Average Assets)	4,388,000	48.31%	363,320	>	4.0%	454,150	>	5.0%

R.	SEGMENT REPORTING

Reportable segments are strategic business units that offer different products and services. Reportable segments are managed separately because each segment appeals to different markets and, accordingly, require different technology and marketing strategies. The Bank does not have any separately reportable operating segments. The entire operations of the Bank are managed as one operation.

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2004

S.	UNAUDITED QUARTERLY DATA

Unaudited Quarterly Data
Year Ended December 31, 2004
	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter

Interest and dividend income	$16,763	$76,566	$-	$-
Interest expense	(17,910)	(16,916)	-	-
Net interest income	(1,147)	59,650	-	-
Provision for loan losses	(22,172)	(27,569)	-	-
Net interest income after
provision for loan loss	(23,319)	32,081	-	-
Noninterest income (charges)	3,729	6,849	5,100	850
Noninterest expenses	(266,961)	(190,808)	(181,837)	(85,933)
Loss before income taxes	(286,551)	(151,878)	(176,737)	(85,083)
Provision for income taxes	-	-	-	-
Net Loss	$(286,551)	$(151,878)	$(176,737)	$(85,083)

Loss per common share:
Basic	$(1.45)	$(0.54)	N/A	N/A
Diluted	$(1.45)	$(0.54)	N/A	N/A

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2004

T.	CONDENSED FINANCIAL STATEMENTS (PARENT COMPANY ONLY)

Condensed parent company financial information on Flint River Bancshares, Inc. is as follows:

BALANCE SHEET
AS OF DECEMBER 31, 2004

Assets
Cash	$100,405
Certificates of deposit	753,802
Investment in subsidiary, at equity in underlying net assets	4,378,162
Total Assets	$5,232,369

Liabilities	$-

Shareholders' Equity:
Common stock, $1 par value; authorized 10,000,000 shares,
issued and outstanding 632,237 shares	632,237
Additional paid-in capital surplus	5,645,133
Deficit accumulated during development stage	(670,262)
Accumulated deficit	(365,022)
Accumulated other comprehensive loss	(9,717)
Total shareholders' equity	5,232,369
Total Liabilities and Shareholders' Equity	$5,232,369

STATEMENT OF LOSS AND ACCUMULATED DEFICIT
YEAR ENDED DECEMBER 31, 2004

Revenues	$4,161
Expenses	92,688
Loss Before Taxes and Equity Loss of Subsidiary	(88,527)
Benefit of income taxes	-
Loss Before Equity Loss of Subsidiary	(88,527)
Equity in undistributed loss of subsidiary	(617,304)
Net Loss	(705,831)
Accumulated Deficit, Beginning	(329,453)
Accumulated Deficit, Ending	$(1,035,284)

FLINT RIVER BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2004

STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2004

Cash Flows from Operating Activities:
Net loss	$(705,831)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity in undistributed loss of subsidiary	617,304
Net change in operating assets and liabilities:
Accrued expenses and other liabilities	(35,186)
Net cash used in operating activities	(123,713)
Cash Flows from Investing Activities:
Purchase of Bank subsidiary	(5,300,000)
Purchase of certificates of deposit	(753,802)
Net cash used in investing activities	(6,053,802)
Cash Flows from Financing Activities-
Proceeds from issuance of common stock	6,277,370
Net increase in cash and cash equivalents	99,855
Cash and cash equivalents at beginning of year	550
Cash and cash equivalents at end of year	$100,405

ITEM 6.	MANAGEMENT DISCUSSION AND ANALYSIS

General

Flint River Bancshares, Inc. is a bank holding company headquartered in Camilla, Georgia organized to own all of the stock of its bank subsidiary, Flint River National Bank, The principal activity of the Bank is to provide banking services to domestic markets, principally in Mitchell County Georgia. The OCC and the FDIC are the Bank’s primary regulators and conduct periodic examinations of the Bank. The Company is regulated by the Federal Reserve and is also subject to periodic examinations.

In 2004, we completed an initial public offering of our common stock. The stock sale resulted in the issuance of 627,737 shares at a price of $10.00 per share. The offering resulted in capital of $6,216,484 net of offering expenses of $60,886. The Bank opened for business September 8, 2004 in its permanent facility (under renovation) at 260 Highway #19 North, Camilla, Georgia 31730.

The following discussion focuses on significant changes in the financial condition and results of operations during the year ended December 31, 2004. Since the Bank did not open until September 8, 2004, comparison of 2004 amounts to prior periods would not be meaningful. The Company was a developmental stage entity as of December 31, 2003. Like most community banks, we derive most of our income from interest we receive on loans and investments. Our primary source of funds for making these loans and investments is our deposits, on which we pay interest. Consequently, one of the key measures of our success is the amount of our net interest income, or the difference between the income on our interest bearing assets, such as loans and investments, and the expense in our interest bearing liabilities, such as deposits. Another key measure is the spread between the yield we earn on these interest-earning assets and the rate we pay on our interest-bearing liabilities.

There are risks inherent to all loans, so we maintain an allowance for loan losses to absorb possible losses on existing loans that may become problematic. We establish and maintain this allowance by charging a provision for loan losses against our operating earnings. In the following section, we have included a detailed discussion of this process.

In addition to earning interest on our loans and investments, we earn income through fees we charge our customers. We describe the various components of this non-interest income, as well as our non-interest expense, in following pages.

The following discussion and analysis also identifies significant factors that have affected our financial position and operating results during the period included in the accompanying financial statements. We encourage you to read this discussion and analysis in conjunction with the financial statements and related notes and other statistical information also included in this report.

Forward-Looking Statements

This report contains “forward-looking statements” relating to, without limitation, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of management, as well as assumptions made by and information based on the beliefs of management, as well as information currently available to management. The words “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” and “intend,” as well as other similar words and expressions of the future, are intended to identify forward looking statements. Our actual results may differ materially from the results discussed in the forward-looking statements, and our operating performance each quarter is subject to various risks and uncertainties that are discussed in detail in our filings with the Securities and Exchange Commission, including, without limitation:

•	the effects of future economic conditions;

•	governmental monetary and fiscal policies, as well as legislative and regulatory changes;

•	changes in interest rates and their effect on the level and composition of deposits, loan demand, and the values of loan collateral, securities, and other interest-sensitive assets and liabilities;

•	our ability to control costs, expenses, and loan delinquency rates; and

•
the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating regionally, nationally, and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet.

Critical Accounting Policies

We have adopted various accounting policies, which govern the application of the accounting principals generally accepted in the United States of America in the preparation of our financial statements. Our significant accounting policies are described in note 1 in the notes to the consolidated financial statements at December 31, 2004 included in this annual report.

We believe that the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of our consolidated financial statements. Please refer to the portion of management’s discussion and analysis of financial condition and results of operations that addresses the allowance for loan losses for a description of our process and methodology for determining the allowance for loan losses.

Results of Operations

A comparison between 2004 and 2003 is not relevant due to the fact that the Bank was only open for business for a portion of the year during 2004 and was not open during 2003.

The net loss for 2004 was $705,831 or $1.12 per share. Our operational results depend to large degree on net interest income, which is the difference between the interest income received from investments (such as loans, investment securities, and federal funds sold) and the interest expense, which is paid on deposits and other liabilities. Net interest income was $8,762 (after provision for loan losses of $49,741) for the year ended December 31, 2004.

As mentioned above, the provision for loan losses was $49,741 for the year. The provision reflects management’s estimate of potential losses inherent in the loan portfolio and the creation of an allowance for loan losses adequate to absorb such losses.

Other operating income for the year ended December 31, 2004, totaled $16,528. Other operating income consists of fees on deposit accounts as well as commissions and other income generated from the Bank’s mortgage loan operations. Total noninterest expense in 2004 was $731,121. The largest components of other noninterest expense were salaries and employee benefits which totaled $396,356 for the year ended December 31, 2004.

In 2004, we recognized no income tax benefit due to the fact that realization of such a benefit is dependent upon future earnings of the Company.

Net Interest Income

For the year ended December 31, 2004, total interest income was $93,329. We earned $66,990 on loans and $26,339 on investments including Federal Funds Sold. Total interest expense was $39,706, including deposit interest of $16,045 and interest for short term borrowings of $ 23,661. The short term borrowing expense relates to the non-recurring interest cost on the bank’s pre-opening operating lines of credit at the Albany Bank & Trust and Nexity Bank. The resulting annualized yield on all earning assets was 6.07%. The annualized cost for deposits was 1.73%.

Interest Rate Sensitivity and Asset Liability Management

Interest rate sensitivity measures the timing and magnitude of the repricing of assets compared with the repricing of liabilities and is an important part of asset/liability management of a financial institution. The objective of interest rate sensitivity management is to generate stable growth in net interest income, and to control the risks associated with interest rate movements. Management constantly reviews interest rate risk exposure and the expected interest rate environment so that adjustments in interest rate sensitivity can be timely made. Since the assets and liabilities of a bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of a bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.

Net interest income is the primary component of net income for financial institutions. Net interest income is affected by the timing and magnitude of repricing of as well as the mix of interest sensitive and noninterest sensitive assets and liabilities. “Gap” is a static measurement of the difference between the contractual maturities or repricing dates of interest sensitive assets and interest sensitive liabilities within the following twelve months. Gap is an attempt to predict the behavior of a bank’s net interest income in general terms during periods of movement in interest rates. In general, if a bank is asset sensitive, more of its interest sensitive assets are expected to reprice within twelve months than its interest sensitive liabilities over the same period. In a rising interest rate environment , assets repricing more quickly is expected to enhance net interest income. Alternatively, decreasing interest rates would be expected to have the opposite effect on net interest income since assets would theoretically be repricing at lower interest rates more quickly than interest sensitive liabilities. Although it can be used as a general predictor, Gap as a predictor of movements in net interest income has limitations due to the static nature of its definition and due to its inherent assumption that all assets will reprice immediately and fully at the contractually designated time.

Additionally, and perhaps more importantly, through the services of a correspondent bank, the Bank’s repricing assets and liabilities are “rate shocked” upwards and downwards to determine the respective effects on profitability. During 2005, the bank’s profitability would increase (losses decrease) if market rates increase, and decrease if rates decline.

The following table summarizes the potential effects of the “rate shocks” mentioned above as they relate to the bank’s anticipated interest bearing assets and liabilities using 2005 as a time horizon. At 12-31-04, the National Prime Rate was 5.25%, and the “shocks” upward and downward are from that level point. The following table also indicates the effect such a “rate shock” would have on various key performance ratios such as Return on Assets, Return on Equity, Net Interest Margin and Leverage (Tier 1 Capital) Ratio.

Provision for Loan Losses

The provision for loan losses is the charge to operating earnings that management believes is necessary to maintain the allowance for loan losses at an adequate level. The provision charged to expense during 2004 was $49,741. The resulting Reserve for Loan Losses stood at 1% of outstanding loans at year end 2004. The Bank will make additional contributions as the loan portfolio grows. During 2004, the Bank had no loan loss or recovery experience to base the amount of the loan loss reserve upon, and therefore used 1% as a benchmark reserve, an amount that is often used in new banks. Going forward, the Bank will begin using a method that will estimate the inherent risks contained in various segments of its loan portfolio. There are risks inherent in making all loans, including risks with respect to the time over which the loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers, and, in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral. We anticipate maintaining an allowance for loan losses based on, among other things, historical experience, an evaluation of economic conditions, potential changes resulting from regulatory issues and the quality and relative experience level of our loan staff. Our judgment about the adequacy of the allowance is based upon a number of assumptions about future events, which we believe to be reasonable, but which may not prove to be accurate. Thus, there is a risk that charge-offs in future periods could exceed the allowance for loan losses and that we will need to make substantial additional increases in the allowance for loan losses could be required.

Additions to the allowance for loan losses would result in a decrease in net income and, possibly, our capital. We did not experience any loan losses in 2004. We had no past due or non-accrual loans, other real estate or repossessions as of December 31, 2004. During 2004, we did not allocate the allowance for loan losses to various loan categories. The entire allowance is available to absorb losses from any and all loans.

Noninterest Income and Expense

Noninterest income for the year ended December 31, 2004 was $16,528. Deposit and other service charges amounted to $5,008 and other loan and miscellaneous charges amounted to $11,520.

Total noninterest expense for the year ended December 31, 2004 was $731,121. Salaries and benefits, the largest component of noninterest expense was $396,356. Occupancy and equipment expense was $87,261 in 2004. Other operating expenses were $247,504 in 2004.

Financial Condition

Total assets were $9,524,563 as of December 31, 2004. The primary component of total assets was net loans which totaled $4,888,506 or 51.3% of total assets as of December 31, 2004. Investment securities available for sale totaled $1,936,156 or 20.3% of total assets as of December 31, 2004. Total deposits were $4,142,219 as of December 31, 2004.

Interest-Earning Assets

Loans. Gross Loans totaled $4,935,848 at December 31, 2004. The largest classification of loans was in real estate loans which totaled $2,769,243 or 56.1% at December 31, 2004. Balances within the major receivable categories as of December 31, 2004 are delineated on page 3 of this report.

As of December 31, 2004 loan maturities were as follows (stated in thousands)

three months or less	3-12 months	1-3 years	3-5 years	5-15years	over 15 years

2,323	47	1,368	820	0	0

Investment Securities. Investment securities available for sale totaled $ 1,936,156 at December 31, 2004. Both securities held have final maturities between 5 & 10 years. The weighted average yield on the securities was 3.86%.

Deposits

At December 31, 2004 deposits totaled $4,142,219 (net of holding company deposits held at the Bank of $849,280). Interest bearing deposits were $3,845,390 or 92.8% of total deposits and non-interest bearing deposits were $296,829 or 7.2% of deposits.

At December 31, 2004, time certificates of deposit matured as follows:

Less than 3 months	$301,305
3-12 months	$825,951
Over 12 months	$557,327
Total certificates	$1,684,583	(average weighted cost 2.12%)

Included in the above was a total of $ 1,053,493 in certificates over $100,000.

Capital Resources

Shareholder’s equity totaled $5,232,369 at December 31, 2004. We raised capital in the amount of $6,277,370 during our initial public offering, which was completed in September 2004. Our net loss for the year ended December 31, 2004 was $705,831 and other comprehensive loss amounted to $9,717.

Bank holding companies, such as us, and their banking subsidiaries are required by banking regulators top meet certain minimum levels of capital adequacy, which are expressed in the form of certain ratios. Capital is separated into Tier 1 capital (essentially common shareholders equity less intangible assets) and Tier 2 capital (essentially allowance for loan losses limited to 1.25% of risk weighted assets). The first two ratios, which are based on the degree of credit risk in our assets, provide the weighting of assets based on assigned risk factors and include off-balance sheet items such as loan commitments and stand-by letters of credit. The ratio of Tier 1 capital to risk weighted assets must be at least 4% and the ratio of total capital (Tier 1 plus Tier 2 capital) to risk weighted assets must be at least 8%. The capital leverage ration supplements the risk-based capital guidelines.

Banks and bank holding companies are required to maintain a minimum ratio of Tier 1 capital to adjusted quarterly average total assets of 8%.

The following table summarizes the Bank’s risk-based capital ratios at December 31, 2004:

Tier 1 capital (to risk weighted assets)	50.3%
Total capital (to risk weighted assets)	50.6%
Tier 1 capital (to total average assets)	57.6%

Liquidity

The Bank must maintain on a daily basis, sufficient funds to cover the withdrawals from depositor’s accounts and to supply new borrowers with funds. To meet these obligations, the Bank keeps cash on hand, maintains account balances with its correspondent banks, and purchases and sells federal funds and other short-term investments. We monitor asset and liability maturities in an attempt to match the maturities to meet liquidity needs. We monitor our liquidity to meet regulatory requirements and our local funding requirements.

We maintain relationships with correspondent banks that can provide funds to the Bank on short notice, if needed. Presently, the Bank has arrangements with commercial banks for short term unsecured advances up to $3,750,000. At December 31, 2004, the credit availability totaled $3,750,000.

As of December 31, 2004 the Bank had cash and cash equivalents of $854,027. Cash used in operating activities totaled $660,646 in 2004, while inflows from financing activities totaled $10,027,589, which were attributable to deposit increases and raising our initial capital.

During 2004, we used $8,513,466 for investing activities. Investing activities included net loans made to customers $4,938,247, purchases of investment securities available for sale of $2,011,048, purchase of Federal Reserve Bank stock of $159,000 and investment in premises and equipment of $1,470,346.

Off Balance Sheet Arrangements

We are a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. Most letters of credit do not exceed a maturity of one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. Our exposure to credit loss in the event of non-performance by the other party to the instrument is represented by the contractual amount of the instrument.

Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. We use the same credit policies in making commitments to extend credit as we do for instruments which appear on our balance sheet. Collateral held for commitments to extend credit varies but may include accounts receivable, inventory, property plant, equipment, and income-producing commercial properties,

The following table summarizes our off-balance sheet financial instruments that represent credit risk as of December 31, 2004:

Commitments to extend credit	$4,021,000
Standby letters of credit	--

Total	$4,021,000

At December 31, 2004, management is aware that the Bank has a concentration of credit related to the agriculture industry. Although our agriculture loans are varied, they could all be negatively impacted by a downturn in our local or national economy, long-term unfavorable weather conditions, or changes in the agriculture policy of a relevant governing body.

Inflation

Inflation impacts the growth in total assets in the banking industry could cause a need to increase equity capital at higher than normal rates to meet capital adequacy requirements. We cope with the effects of inflation by managing interest rate sensitivity gap position, by periodically reviewing and adjusting its pricing of services to consider current costs and by managing our level of income relative to our dividend payout policy.

Selected Ratios

The following table sets out certain ratios of the Company for the year ended December 31, 2004:

Net loss to:
Average stockholder’s equity	13.18%
Average assets	8.09%
Dividends to net income	-
Average equity to average assets	64.72%

Recent Accounting Pronouncements

Accounting standards that have been issued or proposed by the Financial Accounting Standards Board and other standard setting or regulatory entities could have a material impact on our consolidated financial statements.

 PRELIMINARY FORM OF PROXY
FLINT RIVER BANCSHARES, INC.
SPECIAL MEETING OF SHAREHOLDERS

The undersigned hereby constitutes and appoints Gerald E. Lewis and Jane Timmons, or either of them, as proxies, each with full power of substitution, to vote the number of shares of common stock of Flint River Bancshares, Inc. (“Flint River”), which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders (the “Special Meeting”) to be held on [__________], 2005, at 260 Highway 19 North, Camilla, Georgia 31730 at 4:00 p.m. local time, and at any adjournment or postponement thereof upon the proposal described in the Proxy Statement and the Notice of Special Meeting of Shareholders, dated [__________], 2005, the receipt of which is acknowledged in the manner specified below.

1.
To vote on the Articles of Amendment providing for the Reclassification of each share of Flint River common stock held by record holders of 200 or fewer shares into one share of Series A Preferred Stock.

FOR	☐	AGAINST	☐	ABSTAIN	☐

2.
To vote on the adjournment of the special meeting to another time and date if such action is necessary for the board of directors to solicit additional proxies in favor of the Articles of Amendment or attendance at the meeting.

FOR	☐	AGAINST	☐	ABSTAIN	☐

3
In the discretion of the proxies on such other matters that are unknown to Flint River’s board of directors as of a reasonable time prior to the date of this solicitation and are properly brought before the Special Meeting or any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ABOVE PROPOSAL AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS THAT ARE UNKNOWN TO FLINT RIVER’S BOARD OF DIRECTORS AS OF A REASONABLE TIME PRIOR TO THE DATE OF THE SOLICITATION AND ARE PROPERLY BROUGHT BEFORE THE SPECIAL MEETING.

Please sign this proxy exactly as your name appears herein. When shares are held jointly, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED:	, 2005
Signature

Signature if held jointly

THIS PROXY IS SOLICITED BY FLINT RIVER’S BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

Optional:    I _____do _____ do not plan to attend the Special Meeting.